UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒   Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12
ARCUTIS BIOTHERAPEUTICS, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

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ARCUTIS BIOTHERAPEUTICS, INC.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 1, 2022
To the Stockholders of Arcutis Biotherapeutics, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Arcutis Biotherapeutics, Inc., a Delaware corporation (the “Company”), will be held virtually on June 1, 2022, at 8:30 a.m. local time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/ARQT2022 by using the 16-digit control number that appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials.
The Annual Meeting will be held for the following purposes:
1.To elect three Class II directors to hold office until the 2025 annual meeting of stockholders or until their successors are elected;
2.To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;
3.To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;
4.To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company’s named executive officers; and
5.To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on April 4, 2022 (the “Record Date”), can vote at this meeting or any adjournments that take place.
The Board of Directors recommends that you vote:
•“FOR” the election of the director nominees named in Proposal No. 1 of the Proxy Statement;
•“FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022;
•“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers; and
•“ONE YEAR” with respect to the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of the Company’s named executive officers.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” SECTION IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ Todd Franklin Watanabe
Todd Franklin Watanabe
President, Chief Executive Officer and Director
Westlake Village, California
April 19, 2022

EXECUTIVE COMPENSATION	33
Compensation Discussion and Analysis	33
Compensation Committee Report	56
2021 Summary Compensation Table	57
Outstanding Equity Awards at 2021 Fiscal Year End	59
Equity Compensation Plan Information	65
DIRECTOR COMPENSATION	66
Non-Employee Director Compensation Program	66
INFORMATION ABOUT STOCK OWNERSHIP	69
Security Ownership of Certain Beneficial Owners and Management	69
Delinquent Section 16(a) Reports	72
PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	72
Background	72
Board Recommendation	73
PROPOSAL NO. 4 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	73
Background	73
Board Recommendation	73
ADDITIONAL INFORMATION	73
Householding of Proxy Materials	73
Other Matters	74

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ARCUTIS BIOTHERAPEUTICS, INC.
3027 Townsgate Road, Suite 300
Westlake Village, CA 91361
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
June 1, 2022
We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Arcutis Biotherapeutics, Inc. (referred to herein as the “Company”, “Arcutis”, “we”, “us” or “our”), is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 1, 2022, at 8:30 a.m. local time, virtually at www.virtualshareholdermeeting.com/ARQT2022. There will be no physical meeting location. The meeting will only be conducted via an audio webcast.
•This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.
•The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.
In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.
Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of April 4, 2022 (the “Record Date”), for the first time on or about April 19, 2022. The Notice of Internet Availability will contain instructions on how to access and review the Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financials” section of our website at https://investors.arcutis.com/investor-relations.
The only outstanding voting securities of Arcutis are shares of common stock, $0.0001 par value per share (the “common stock”), of which there were 51,417,963 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING
Why am I receiving these materials?
We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting via internet to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.
This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card will be first made available for access by our stockholders on or about April 19, 2022, to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the Annual Meeting?
Stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 51,417,963 shares of common stock issued and outstanding and entitled to vote. Each share of our common stock is entitled to one vote on any matter presented to stockholders at the Annual Meeting. You will need to obtain your own internet access if you choose to attend the Annual Meeting online and/or vote over the internet.
Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Equiniti Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we encourage you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below (see “How do I vote?”) to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the virtual Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.
What am I being asked to vote on?
There are four matters scheduled for a vote:
•Proposal No. 1 - the election of three Class II directors to hold office until our 2025 annual meeting of stockholders;
•Proposal No. 2 - the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022;
•Proposal No. 3 - the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
•Proposal No. 4 - the approval, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of our named executive officers.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting. The Board knows of no other matters that will be presented for consideration at the Annual Meeting.
What is the Board’s voting recommendation?
The Board recommends that you vote your shares:
•“FOR” the election of the director nominees;
•“FOR” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022;
•“FOR” the approval, on a non-binding advisory basis, of the compensation of the named executive officers; and
•“ONE YEAR” with respect to the approval, on a non-binding advisory basis, of the frequency of future advisory votes on the compensation of named executive officers.
How do I vote?
For Proposal No. 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposal No.s 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal No. 4, you may vote “One Year,” “Two Years” or “Three Years” or abstain from voting.
Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other agent:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the virtual Annual Meeting. Alternatively, you may vote by proxy, by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we encourage you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the virtual Annual Meeting and vote by following the instructions described below. In such case, your previously submitted proxy will be disregarded.
•At the Annual Meeting - To vote by attending the virtual Annual Meeting, vote your shares at www.virtualshareholdermeeting.com/ARQT2022 during the Annual Meeting. You will need the 16-digit control number which appears on the accompanying Proxy Card (printed in the box and marked by the arrow) and the instructions that accompanied these proxy materials. For additional details on the virtual meeting, please see page [9] of this Proxy Statement.
•By Mail - To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.
•Via the Internet - To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•By Telephone - To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.
Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you will receive a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”), has been engaged as our independent agent to tabulate stockholder votes and a representative of Broadridge will act as inspector of election (“Inspector of Election”).
What are “broker non-votes”?
A “broker non-vote” occurs when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank or other agent holding the shares as to how to vote on “non-routine” proposals. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank or other agent holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank or other agent can still vote the shares with respect to matters that are considered to be “routine” under the applicable rules but cannot vote with respect to “non-routine” matters. On non-routine matters, any “uninstructed shares” may not be voted by the broker, bank or other agent and are considered to be “broker non-votes.”
Broker non-votes and abstentions are counted for the purpose of determining whether a quorum is present at the Annual Meeting. Only affirmative and negative votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and voting at the Annual Meeting. Accordingly, if you own shares through a nominee, such as a broker, bank or other agent, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.
Which proposals are routine and which are non-routine?
The following proposal is considered a routine matter:
•Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022).
A broker, bank or other agent generally has discretionary voting power with respect to such proposal and therefore no broker non-votes are expected to exist in connection with Proposal No. 2.
The following proposals are considered non-routine matters:
•Proposal No. 1 (the election of director nominees);
•Proposal No. 3 (the non-binding advisory vote to approve the compensation of the named executive officers); and

•Proposal No. 4 (the non-binding advisory vote to approve the frequency of future advisory votes on the compensation of named executive officers).
A broker, bank or other agent generally cannot vote with respect to such proposals without voting instructions from the respective beneficial owner and therefore there may be broker non-votes on such proposals. If you own shares through a nominee, such as a broker, bank or other agent, and do not instruct your nominee how to vote your shares for these proposals, the nominee will inform the Inspector of Election that it does not have the authority to vote on the matter with respect to your shares, which is referred to above as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposal No. 1, Proposal No. 3 and Proposal No. 4.
How many votes are needed to approve each proposal?
With respect to Proposal No. 1 (the election of director nominees), the three nominees who receive the most “For” votes cast will be elected as Class II directors to our Board. Abstentions and broker non-votes are not considered votes cast and will not be counted in determining the outcome of the election of the director nominees
With respect to Proposal No. 2 (the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2022), the affirmative vote of the majority of total votes cast affirmatively or negatively (excluding abstentions and broker non-votes) is required for approval. Abstentions and broker non-votes are not considered votes cast, however, Proposal No. 2 is considered to be “routine” under applicable laws and thus we do not expect any broker non-votes.
With respect to Proposal No. 3 (the non-binding advisory vote to approve the compensation of the named executive officers), the affirmative vote of a majority of total votes cast affirmatively or negatively is required to determine approval on an advisory basis. Abstentions and broker non-votes are not considered votes cast and will not be counted in determining the outcome of the advisory vote. This vote is advisory and not binding on us, our Board, or our Compensation Committee.
With respect to Proposal No. 4 (the non-binding advisory vote to approve the frequency of future advisory votes on the compensation of named executive officers), the affirmative vote of the holders of a majority of the total votes cast is required for determining the frequency of future advisory votes. Abstentions and broker non-votes are not considered votes cast and will not be counted in determining the outcome of the advisory vote. If no frequency receives a majority of the total votes cast, then the frequency that receives the highest number of votes cast will be deemed to be the frequency recommended by the stockholders. This vote is advisory and not binding on us, our Board, or our Compensation Committee.
What if I return a Proxy Card but do not make specific choices?
If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. The Board’s recommendations are set forth above, as well as with the description of each proposal in this Proxy Statement.
Who is paying for this proxy solicitation?
We have retained Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, South Tower, Stamford, CT 06902, to assist in the solicitation of proxies for a fee of approximately $7,500, plus distribution costs and other costs and expenses. We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways on or before the close of voting for the Annual Meeting:
•You may submit another properly completed proxy with a later date.
•You may grant a subsequent timely proxy by telephone or through the internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.
•You may attend the virtual Annual Meeting and vote at the meeting by following the instructions described above. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted, so long as it is provided within the applicable deadline. If your shares are held by your broker, banker or other agent, you should follow the instructions provided by your broker, bank or other agent to change your vote or revoke your proxy.
How do I attend the virtual Annual Meeting?
The live audio webcast of the Annual Meeting. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ARQT2022. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.
If you were a stockholder as of the Record Date, or you hold a valid proxy for the Annual Meeting, you can vote at the Annual Meeting. A summary of the information you need to attend the Annual Meeting online is provided below:
•Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ARQT2022.
•Assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/ARQT2022 on the day of the Annual Meeting.
•Webcast starts at 8:30 a.m. Pacific time.
•You will need your 16-digit control number on the proxy card or voting instruction form.

Can I submit questions prior to or at the virtual Annual Meeting?
Stockholders may submit questions and vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com/ARQT2022. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your proxy card or voting instruction form to submit questions and vote at our Annual Meeting. We intend to answer questions submitted during the meeting that are pertinent to the Company and the items being brought before stockholder vote at the Annual Meeting, as time permits, and in accordance with the Rules of Conduct for the Annual Meeting. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficiently use the Company’s resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.
Is technical assistance provided before and during the virtual Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, or you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.
When are stockholder proposals due for next year’s Annual Meeting?
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must submit the proposal to our Corporate Secretary at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 no later than December 20, 2022.
Stockholders intending to present a proposal at the 2023 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements in our bylaws. Our bylaws require, among other things, that our Corporate Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2023 Annual Meeting of Stockholders no earlier than the close of business on February 9, 2023 and no later than the close of business on March 11, 2023. The notice must contain the information required by the bylaws, a copy of which is available upon request to our Corporate Secretary. In the event that the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 30 days after June 1, 2023, then our Corporate Secretary must receive such written notice not earlier than the close of business on the 120th day prior to the 2023 Annual Meeting and not later than the close of business on the 90th day prior to the 2023 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting is first made by us. You are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules (once they become effective), stockholders who intend to solicit proxies in support of director nominees other than our director nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 2, 2023.
We intend to file our Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxy for our 2023 Annual Stockholders Meeting. Stockholders may obtain our Proxy Statement (and any amendments or supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the Company’s website at www.sec.gov.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person, or by remote communication, if applicable, or represented by proxy at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares during the Annual Meeting or by proxy. On the Record Date, there were 51,417,963 shares outstanding and entitled to vote. Accordingly, 25,708,982 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted toward the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, either the Chair of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person, or by remote communication, if applicable, or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

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PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Size and Structure
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
The Board currently consists of 9 seated directors, divided into the three following classes:
•Class I directors: Terrie Curran, Halley Gilbert and Keith R. Leonard, Jr., whose current terms will expire at the annual meeting of stockholders to be held in 2024;
•Class II directors: Bhaskar Chaudhuri, Ph.D., Howard Welgus, M.D. and Sue-Jean Lin, whose current terms will expire at the Annual Meeting; and
•Class III directors: Patrick Heron, Joseph L. Turner, and Todd Franklin Watanabe, whose current terms will expire at the annual meeting of stockholders to be held in 2023.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.
Dr. Chaudhuri, Dr. Welgus and Ms. Lin have been nominated to serve as Class II directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his or her successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of these three nominees. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

The following table sets forth, for the Class II nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages as of April 4, 2022, and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the 2024 Annual Meeting of Stockholders
Terrie Curran (3)	53	Director	2020
Halley Gilbert (1)	52	Director	2020
Keith R. Leonard, Jr. (2)	60	Director	2021

Class II Directors whose terms expire at the Annual Meeting of Stockholders
Bhaskar Chaudhuri, Ph.D. (1) (2)	67	Director	2016
Howard G. Welgus, M.D. (3)	70	Director	2020
Sue-Jean Lin (3)	63	Director	2021

Class III Directors whose terms expire at the 2023 Annual Meeting of Stockholders
Patrick Heron (2)	51	Chairman and Director	2016
Joseph L. Turner (1)	70	Director	2020
Todd Franklin Watanabe	54	President, Chief Executive Officer and Director	2017
(1)Member of the Audit Committee.
(2)Member of the Compensation Committee.
(3)Member of the Nominating and Corporate Governance Committee.
Nominees for Election to a Three-Year Term Expiring at the 2025 Annual Meeting of Stockholders
Bhaskar Chaudhuri, Ph.D. has served as a member of our board of directors since April 2016, has served as the Chair of the Compensation Committee since 2020 and is one of our co-founders. Since June 2011, he has been the Operating Partner at Frazier Healthcare Ventures. Prior to that time, Dr. Chaudhuri served as President of Valeant Pharmaceuticals International, Inc. (currently Bausch Health) from January 2009 to September 2010. Prior to joining Valeant, Dr. Chaudhuri served for seven years as President and Chief Executive Officer of Dow Pharmaceutical Sciences, Inc. and as a member of its board of directors from 2003 to 2008, at which time Dow was acquired by Valeant. Prior to that, Dr. Chaudhuri served as Executive Vice President of Scientific Affairs at Bertek Pharmaceuticals, Inc., a subsidiary of Mylan N.V., from September 2000 to March 2002. Prior to his position at Bertek, Dr. Chaudhuri served as the General Manager of the Dermatology Division of Mylan from September 1998 to August 2000. Dr. Chaudhuri joined Mylan through the acquisition of Penederm, Inc., where he worked from 1992 to 1998 in a number of senior positions before becoming the Vice President of Research and Development. Dr. Chaudhuri serves on the boards of directors of Teligent, Inc., and previously served on the board of directors of Corium International, Inc. He also serves on the Advisory Board of the Johns Hopkins Berman Institute of Bioethics. Dr. Chaudhuri received a B.S. in Pharmacy and a M.S. in Industrial Pharmacy from Jadavpur University and a Ph.D. in Pharmaceutics from the University of Louisiana. We believe Dr. Chaudhuri is qualified to serve on our board of directors because of expertise in dermatology and his many years of experience in the pharmaceutical industry, including his prior positions in senior executive roles at major pharmaceutical companies.
Howard G. Welgus, M.D. has served as a member of our board of directors since August 2020. Dr. Welgus served as our Chief Medical Officer from April 2017 to July 2020. From February 2016 to June 2018, Dr. Welgus served as the Chief Medical Officer at Verrica Pharmaceuticals Inc. Prior to joining Verrica, Dr. Welgus served as the Chief Medical Officer at Thesan Pharmaceuticals Inc. from September 2012 to November 2016 and served as the Chief Medical Officer at Nycomed US Inc. from May 2009 to November 2010. From 1999 to 2009, he served as the Vice President and head of the Dermatology and

Inflammation therapeutic areas in Discovery at Pfizer Inc. in Ann Arbor, MI. Prior to joining the private sector, Dr. Welgus was a faculty member at Washington University for 17 years. Dr. Welgus is a board-certified dermatologist and received a M.D. from Washington University School of Medicine in St. Louis and a B.A. in Biology from Rice University. We believe that Dr. Welgus is qualified to serve on our board of directors because of his extensive knowledge of our business, expertise in dermatology and his experience in the biopharmaceutical industry.
Sue-Jean Lin has served as a member of our board of directors since June 2021. Since 2018, Ms. Lin has served as a Senior Vice President and Chief Information Officer, and in 2021 expanded her role to Chief Information and Transformation Officer, at Alcon, a global leader in eye care where she played a key role during its journey to becoming an independent, publicly traded company. From 2016 to 2018, she served as a member of the Hill-Rom executive leadership team, serving in the capacity of senior vice president and chief information officer. Here she was instrumental in developing a new business model that enabled patient engagement and improved the effectiveness of biomedical professionals. From 1989 to 2015, she also served multiple roles, including as the senior vice president and chief information officer, and as the regional chief financial officer for Europe, Middle East, Africa, and Asia Pacific commercial operations at Allergan, plc, a public pharmaceutical company that was acquired by AbbVie Inc. in 2020. Ms. Lin holds a bachelor’s degree in accounting and a master’s degree in business administration from the University of Nevada, Reno. We believe Ms. Lin is qualified to serve on our board of directors because of her experience in senior executive positions in a number of industries, including healthcare, expertise in dermatology, and her financial, information technology and cybersecurity expertise.
Directors Continuing in Office Until the 2023 Annual Meeting of Stockholders
Patrick Heron has served as the Chair of our board of directors since December 2019, and has been a member of our board of directors since April 2016. Since September 1999, Mr. Heron has been a managing general partner with Frazier Healthcare Partners, where he has been active in company formations and initial investments in various biotechnology companies, including Marcadia Biotech Inc., Calixa Therapeutics, Inc. and VentiRx Pharmaceuticals, Inc. He also led Frazier’s involvement in MedPointe Inc. Prior to joining Frazier, Mr. Heron helped develop McKinsey & Company’s west coast biotechnology consulting practice. Mr. Heron currently serves on the board of directors of Mirum Pharmaceuticals, Inc. and Iterum Therapeutics plc. He previously served on the boards of directors of the Tobira Therapeutics, Inc. and Collegium Pharmaceuticals, Inc. Mr. Heron received a B.A. in Political Science from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard Business School. We believe that Mr. Heron is qualified to serve on our board of directors because of his investing and operations experiences in the life sciences industry.
Joseph L. Turner was elected to become a member of our Board of Directors and Chair of the Audit Committee in January 2020 upon the effectiveness of our initial public offering. Previously, Mr. Turner served as a director and chair of the audit committee of Miragen Therapeutics, Inc., Sophiris Bio Inc., Corcept Therapeutics, Inc., Alexza Pharmaceuticals, Inc. and Kythera Biopharmaceuticals, Inc. Prior to retiring from active employment in 2006, Mr. Turner served as Chief Financial Officer at Myogen, Inc. from 1999 until it was acquired by Gilead Sciences, Inc. in 2006, and previously served as the Chief Financial Officer at Centaur Pharmaceuticals, Inc. and Chief Financial Officer and Vice President, Finance and Administration at Cortech, Inc. Mr. Turner has an M.B.A. from the University of North Carolina at Chapel Hill, an M.A. in molecular biology from the University of Colorado, and a B.A. in chemistry from Swarthmore College. We believe that Mr. Turner possesses specific attributes that qualify him to serve as a member of our board of directors, including his years of experience in the biotech and pharmaceutical industries and his financial sophistication and expertise.

Todd Franklin Watanabe has served as our President and Chief Executive Officer since April 2017. Prior to joining Arcutis Biotherapeutics, he served as co-founder and Chief Operating Officer of Kanan Therapeutics, Inc., a cardiovascular drug development company from December 2015 to February 2018, and before that, he served as Vice President of Strategy and Corporate Development at Kythera Biopharmaceuticals Inc. from October 2013 to November 2015. Mr. Watanabe was an executive at Amgen, Inc. from 2005 to 2013, where he was involved in the development of Repatha for hyperlipidemia and Aimovig for migraine, and worked on the U.S. marketing of Enbrel in both dermatology and rheumatology. Previously, he was an executive with Eli Lilly and company, and an official in the U.S. Government. He was also a commissioned officer in the U.S. Navy Reserves for 25 years. Mr. Watanabe received his M.A. in National Security Studies, and his B.A. in International Relations, both from Georgetown University. We believe that Mr. Watanabe is qualified to serve on our board of directors because of his expertise in dermatology and experience with biotechnology companies, including working with and serving in various executive positions in life sciences companies.
Directors Continuing in Office Until the 2024 Annual Meeting of Stockholders
Terrie Curran has served as a member of our board of directors since November 2020 and has served as the Chair of the Nominating and Corporate Governance Committee since 2021. Ms. Curran has served as the Chief Executive Officer and President of Phathom Pharmaceuticals, Inc., a late clinical-stage biopharmaceutical company focused on developing and commercializing new treatments for gastrointestinal diseases, since December 2019, and has served as a member of its board of directors since August 2019. Since November 2016, Ms. Curran has served as a member of the board of directors of Myovant Sciences Ltd., a clinical-stage biopharmaceutical company with a focus on treatments for women suffering from uterine fibroids, endometriosis and infertility and men suffering from prostate cancer. Ms. Curran previously served as the President, Global Inflammation and Immunology (I&I) Franchise at Celgene Corporation and a member of its Executive Committee from April 2017 until November 2019. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the I&I Franchise and built the capabilities and recruited the teams that executed the successful launch of OTEZLA, before becoming Head of Worldwide Markets. Prior to joining Celgene, she served as Senior Vice President and General Manager - Global Women’s Health at Merck & Co. Before joining Merck, Ms. Curran held a number of Country General Manager positions at Schering-Plough and Pharmacia across Europe and Asia Pacific. She previously served on the board of H. Lundbeck A/S, a global pharmaceutical company. Ms. Curran holds a Graduate Diploma of Marketing and a Bachelor of Applied Science (B.A.S.) from the University of Technology, Sydney. We believe Ms. Curran is qualified to serve on our board of directors because of her expertise in dermatology and years of experience in the pharmaceutical industry, including positions in senior executive roles at major pharmaceutical companies.

Halley Gilbert has served as a member of our board of directors since May 2020. Since August 2021, Ms. Gilbert has served as the Chief Legal Officer of NeoGenomics Laboratories. Prior to that, from July 2020 to August 2021, Ms. Gilbert served as Chief Operating Officer of Adagio Therapeutics, Inc., a clinical stage company developing antibodies that seek to neutralize SARS-Cov-2, and additional potential emergent coronaviruses. Since April 2020, Ms. Gilbert has served on the board of directors, including as chair of the nominating and corporate governance committee and a member of the audit committee, of each of Vaxcyte, Inc., a biopharmaceutical company developing vaccines for infectious disease targets, and CytomX Therapeutics, Inc., a biopharmaceutical company focused on the development of therapeutic cancer treatments. Ms. Gilbert previously served on the board of directors for Dermira, Inc. (acquired by Eli Lilly and Company), a commercial-stage company focused on medical dermatology drugs, and Achaogen, Inc., a commercial-stage biopharmaceutical company that developed novel antibacterial therapies. Prior to joining us, Ms. Gilbert held various roles at Ironwood Pharmaceuticals, where she served as Senior Vice President for Corporate Development and Chief Administrative Officer from March 2019 to February 2020 and oversaw corporate and business development, legal, compliance and government affairs. From February 2014 to April 2019, she served as Ironwood Pharmaceutical’s Senior Vice President and Chief Legal Officer, prior to which she served as Vice President and General Counsel. Prior to joining Ironwood Pharmaceuticals, Ms. Gilbert was Vice President, Deputy General Counsel at Cubist Pharmaceuticals, Inc. and previously served as a corporate counsel at Genzyme Corp., prior to its acquisition by Sanofi. She began her career at Skadden, Arps, Slate, Meagher & Flom LLP, where she specialized in mergers and acquisitions and securities law. Ms. Gilbert holds a B.A. in Political Science from Tufts University and J.D. from Northwestern University School of Law. We believe that Ms. Gilbert is qualified to serve on our board of directors because of her significant experience in legal, corporate and business development, compliance and government affairs, and her extensive biopharmaceutical industry experience.
Keith R. Leonard, Jr., has served as a member of our board of directors since September 2021. Mr. Leonard is chairman of the board of Unity Biotechnology where he served as chief executive officer from 2016 to 2020, and currently serves on the board of robotic surgery pioneer Intuitive Surgical and Spanish biotech Sanfit S.A. Previously, Mr. Leonard served as the chief executive officer of Kythera Biopharmaceuticals from its founding in 2005 to its acquisition by Allergan plc in 2015. Before Kythera, Mr. Leonard spent 13 years at Amgen, ultimately as senior vice president and general manager of Amgen Europe, where he ran all commercial operations in 28 countries. Prior to that position, Mr. Leonard ran Amgen’s manufacturing operations in Europe, established Amgen’s presence in inflammation, served as head of information management, and had leadership roles in sales and marketing, engineering, operations, and finance. Mr. Leonard previously served as an independent director of Anacor Pharmaceuticals, Affymax, and ARYx Therapeutics, and was a venture partner with ARCH Venture Partners. He holds a Master of Business Administration from the Anderson School of Management, University of California, Los Angeles, a Master of Science in mechanical engineering from University of California, Berkeley, a Bachelor of Arts in history from University of Maryland, College Park, and a Bachelor of Science in engineering from University of California, Los Angeles. We believe Mr. Leonard is qualified to serve on the board of directors because of his years of experience as an executive in the pharmaceutical industry, his expertise in dermatology and deep commercial expertise.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NAMED CLASS II DIRECTOR NOMINEES

a
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Appointment of Independent Registered Public Accounting Firm
The Audit Committee of our Board has engaged Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ending December 31, 2022, and is seeking ratification of such selection by our stockholders at the Annual Meeting. EY has served as the Company’s independent registered public accounting firm since 2019. Representatives of EY are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of EY as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.
Principal Accountant Fees and Services
The following table provides information regarding the fees incurred for services related to the fiscal years ended December 31, 2021 and 2020, by EY, our independent registered public accounting firm.

	Year Ended December 31,
	2021	2020
Audit Fees (1)	$1,047,750	$640,000
Tax Fees	36,200	47,750
Audit-Related Fees	—	—
All Other Fees	4,200	—
Total Fees	$1,088,150	$687,750
(1)Audit fees are for professional services rendered for the audits of our financial statements for the years ending December 31, 2021 and 2020; professional services rendered for the audit of our internal controls for the year ended December 31, 2021; reviews of quarterly financial statements; professional services rendered in connection with our registration statements and securities offerings; and other accounting and financial reporting consultation services billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States). Fees for 2021 include services associated with our follow-on equity offering completed in February 2021 and our “at-the-market” offering program, which we launched in May 2021. Fees for 2020 include services associated with our registration statements including our follow-on equity offering completed in October 2020.
The Committee concluded that the provision of these services by EY would not affect their independence.
Pre-Approval Policies and Procedures
The Audit Committee or a delegate of the Audit Committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. The charter of the Audit Committee is available at https://investors.arcutis.com/corporate-governance/governance-overview.

The Audit Committee approved all of the audit, audit-related, tax and other services provided by EY for 2021 and 2020 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the Audit Committee.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022.
a
AUDIT COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Arcutis Biotherapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our Board. The Audit Committee’s functions are more fully described in its charter, which is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2021. The Audit Committee has discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
In addition, the Audit Committee has received the written disclosures and the letter from EY required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and the Audit Committee has discussed with EY their independence from the Company and its management. Finally, the Audit Committee discussed with EY, with and without management present, the scope and results of EY’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee has selected EY as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and is seeking ratification of such selection by the stockholders.

Audit Committee
Joseph L. Turner, Chair
Bhaskar Chaudhuri, Ph.D.
Halley Gilbert

EXECUTIVE OFFICERS
The following is biographical information for our executive officers, including their ages as of April 4, 2022.

Name	Age	Position(s)
Todd Franklin Watanabe	54	President, Chief Executive Officer and Director
Scott L. Burrows	45	Chief Financial Officer
David W. Osborne, Ph.D.	61	Chief Technical Officer
Patrick E. Burnett, M.D., Ph.D.	50	Chief Medical Officer
Ken A. Lock	48	Chief Commercial Officer
Patricia A. Turney	55	Senior Vice President, Operations
Matthew R. Moore	49	Senior Vice President and Chief Business Officer
Masaru Matsuda, JD	52	Senior Vice President and General Counsel
Executive Officers
Mr. Watanabe’s biographical information is included above under “Proposal No. 1 Election of Directors.”
Scott L. Burrows has served as our Chief Financial Officer since April 1, 2021. Mr. Burrows previously served as our Vice President of Finance from May 2019 to April 2021. Prior to joining Arcutis, he was the Head of International Investor Relations for Shire Plc in Zug, Switzerland from March 2018 to May 2019. Previously, he spent 15 years at Amgen Inc. in various finance roles of increasing responsibility, including Financial Planning & Analysis, Treasury, and Investor Relations commencing in 2003. Mr. Burrows started his career as a management consultant with Arthur Andersen in Los Angeles, California. He received both his M.B.A. and B. A. in Business Economics from UCLA and is a Certified Public Accountant (inactive).
David W. Osborne, Ph.D. has served as our Chief Technical Officer since April 2017 and is one of our cofounders. From April 2008 to May 2016, Dr. Osborne held various positions at Tolmar Inc., including Chief Scientific Officer from December 2013 to May 2016. Prior to joining Tolmar, Dr. Osborne served as Vice President of Product Development at Dow Pharmaceutical Sciences, Inc. from September 2003 to March 2008 and at Atrix Laboratories, Inc. through its acquisition of ViroTex Corp. from 1999 to 2003. He started his career as a formulation group leader at The Upjohn Company and as a Group Leader, Skin Care at Calgon Vestal Laboratories, a subsidiary of Merck & Co., Inc. Dr. Osborne received a B.S. in Chemistry from Missouri State University and a Ph.D. in Physical Chemistry from Missouri University of Science and Technology.

Patrick E. Burnett, M.D., Ph.D. has served as our Chief Medical Officer since August 2020. Prior to that Dr. Burnett was the Chief Medical Officer at Verrica Pharmaceuticals since April 2018. Prior to that, Dr. Burnett was at Sun Pharmaceuticals where he was Associate Vice President of Clinical Development from September 2015 to March 2018, with oversight of the dermatology and rheumatology pipeline. Prior to Sun Pharmaceuticals, Dr. Burnett was at Novartis from 2010 to August 2015, most recently as Global Program Medical Director. He is a board certified dermatologist and was a member of the medical faculty at Vanderbilt University Medical Center as an Assistant Professor of Dermatology from 2004 to 2010. Dr. Burnett holds an M.D. and Ph.D. in neuroscience from Johns Hopkins School of Medicine and a B.S. in Biology and Biochemistry from the University of Iowa.
Ken A. Lock has served as our Chief Commercial Officer since October 2019. Prior to joining Arcutis, he served as the Executive Director of Sales and Marketing at Gilead Sciences, concurrently leading the Inflammation and Pulmonary Hypertension U.S. commercial franchises from December 2013 to August 2019. Prior to Gilead, Mr. Lock was employed at Amgen, Inc. from March 2007 to November 2013, where he was involved in the prelaunch global development of Repatha for hyperlipidemia and also held U.S. brand marketing and sales leadership roles for Enbrel for Rheumatoid Arthritis and Psoriasis. From June 2003 to February 2007 Mr. Lock was at Wyeth Pharmaceuticals where he held various positions including Strategic Planning, International Commercial Operations, and Marketing for Enbrel in both Rheumatology and Dermatology. He started his career in process development and biologics manufacturing at IDEC Pharmaceuticals in 1996. Mr. Lock received both his B.S. in Biochemistry / Cell Biology and B.A. in Psychology from University of California, San Diego and completed his M.B.A at Cornell University.
Patricia A. Turney Patricia A. Turney joined as our Senior Vice President of Operations in November, 2019. Prior to joining Arcutis Biotherapeutics, she was Vice President, External Supply at Amgen, Inc., where she was responsible for the manufacture of over $5B in annual product sales, approximately 300 raw material & device suppliers, and 55 contract manufacturing sites spanning 10 countries. Previously, Ms.Turney led Amgen’s Manufacturing Site Operations in The Netherlands, supplying patients in over 75 countries. Ms. Turney held a wide variety of roles with increasing responsibility during her 23 years tenure at Amgen: including R&D, Manufacturing, Facilities & Engineering, EH&S, and Quality. She received her B.S. in Mathematics and Engineering from the US Naval Academy, and her M.B.A. from UCLA’s Anderson School of Management. Prior to her career at Amgen, Ms. Turney was a U.S. Naval Aviator and served in the US Navy in various locations around the world.
Matthew R. Moore joined Arcutis as Chief Business Officer in January 2021. Mr. Moore has over 20 years of strategy, transaction and operations experience in the biopharmaceutical industry. Most recently, he served as Vice President, Corporate Business Development and Alliance Management at Allergan, where he led worldwide strategy and business development for the company’s $4B+ Medical Aesthetics business unit. During his tenure at Allergan and its predecessor companies, Actavis and Forest Labs, Mr. Moore was responsible for creating and executing business development growth strategies across multiple therapeutic areas including medical aesthetics, neuroscience, anti-infectives and hospital products. In addition, Mr. Moore served as a key deal team member in Actavis’ transformational acquisition of Allergan and Allergan’s ultimate sale to AbbVie. Prior to Allergan, Mr. Moore held executive roles at DOV Pharmaceutical and he started his career in the healthcare investment banking group at CIBC Oppenheimer. Mr. Moore earned his B.A. in Psychology from Trinity College.

Masaru Matsuda, JD joined Arcutis as General Counsel and Corporate Secretary in January 2022. Mr. Matsuda previously served as Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary at Halozyme Therapeutics, Inc. Prior to Halozyme, Mr. Matsuda worked at Amgen for 18 years in positions of increasing responsibility with his last role serving as Vice President, Law, Global Commercial Operations, where he was responsible for strategic commercial legal support to the US Commercial Operations organization, as well as Medical Affairs, Compliance, Global Value, Access & Policy, Global Marketing, and Biosimilars divisions. Mr. Matsuda received a B.S. in Business Administration with a dual emphasis in Corporate Finance and International Finance from the University of Southern California, and J.D. from University of California, Hastings College of the Law.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.
Corporate Governance Guidelines
We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://investors.arcutis.com/corporate-governance/governance-overview.
Leadership Structure of the Board
Our Bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or to implement a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. Heron currently serves as the Chairman of our Board. In that role, Mr. Heron presides over the executive sessions of the Board and as a liaison between management and the board of directors. All of our directors are encouraged to make suggestions for agenda items and pre-meeting materials for meetings of the Board of Directors.
Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Independence of the Board of Directors
As required under the Nasdaq Global Select Market (“Nasdaq”) rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
Consistent with these considerations, our Board has determined that seven of our nine directors qualify as “independent” directors in accordance with the Nasdaq listing requirements. Mr. Watanabe is not considered independent because he is an employee of the Company. Dr. Welgus is not considered independent because he has been an employee of the Company within the last three years. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board considered information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
As required under Nasdaq rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Each of the Audit Committee and Compensation Committee of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of Nasdaq and SEC rules and regulations applicable to the members of such committees. With the exception of Dr. Welgus, each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. As a result, in accordance with Nasdaq Rule 5605(e), director nominees are selected, or recommended for the Board’s selection, by the independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate.

Board Diversity and Skills

	Chaudhuri	Curran	Gilbert	Heron	Leonard	Lin	Turner	Watanabe	Welgus
Skills & Expertise
Executive Management	●	●	●		●	●	●	●	●
Served as CEO or other senior executive of an organization
Prior Board Experience	●	●	●	●	●		●
Experience as a director of another public company
Veteran					●			●
Experience serving as a member of the U.S. military, naval or air services
Dermatology	●	●	●	●	●	●		●	●
Prior significant business experience in dermatology
Finance & Accounting Expertise			●	●		●	●
Experience in the preparation and review of financial statements and financial reports
Commercialization Expertise	●	●	●		●			●	●
Experience managing the successful commercialization of products
Information Technology					●	●
Oversight of or significant background working with information technology systems, data management, and/or cybersecurity risks
Legal / Compliance Expertise			●				●
Experience in dealing with complex legal and public company governance issues
Gender
Gender	M	F	F	M	M	F	M	M	M
Race / Ethnicity / Nationality
African American / Black
Alaskan Native or Native American
Asian	●					●		●
Hispanic / Latinx
Native Hawaiian or Pacific Islander
White (not Hispanic or Latinx origins)		●	●	●	●		●	●	●
Two or more Races or Ethnicities								●
LGBTQ+
Board Committees
Our Board has the following standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Our Board may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Among other matters, the Audit Committee is responsible for:
•selecting an our independent registered public accounting firm;
•the qualifications, independence and performance of our registered public accounting firm;
•the preparation of the audit committee report to be included in our annual proxy statement;
•our compliance with legal and regulatory requirements;
•our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;
•reviewing and approving related-person transactions; and
•our information technology and information security programs.
The current members of our Audit Committee are Bhaskar Chaudhuri, Ph.D., Joseph L. Turner and Halley Gilbert. Mr. Turner serves as the Chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our Board has determined that each of Joseph L. Turner, Halley Gilbert and Bhaskar Chaudhuri, Ph.D. are an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Mr. Turner, Dr. Chaudhuri and Ms. Gilbert are independent under the applicable rules of the SEC and Nasdaq.
The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the Audit Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Compensation Committee
Our Compensation Committee oversees policies relating to compensation of and benefits for our officers and employees. Among other things, our Compensation Committee is responsible for:
•evaluating, recommending, approving and reviewing executive officer compensation arrangements, plans, policies and programs;
•evaluating and recommending non-employee director compensation arrangements for determination by our board of directors;
•administering our cash-based and equity-based compensation plans; and
•overseeing our compliance with regulatory requirements associated with the compensation of directors, officers and employees.
The current members of our Compensation Committee are Bhaskar Chaudhuri Ph.D., Patrick Heron and Keith Leonard. Dr. Chaudhuri serves as the Chair of the committee. Each of the members of our Compensation Committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.

Our Compensation Committee has retained Pay Governance LLC (“Pay Governance”), a compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Pay Governance reports directly to the Compensation Committee and does not provide any non-compensation related services to the Company. The Compensation Committee reviewed the independence of Pay Governance, employing the independence factors specified in the listing requirements of Nasdaq. Based on this assessment, the Compensation Committee determined that the engagement of Pay Governance does not raise any conflicts of interest or similar concerns. In addition, the Compensation Committee evaluated the independence of its other outside advisors to the Compensation Committee, including outside legal counsel, considering the same independence factors and concluded their work for the Compensation Committee does not raise any conflicts of interest.
The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and The Nasdaq rules. A copy of the Compensation Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for identifying and considering candidates for directorships and the size and composition of our Board, overseeing the process of evaluating the performance of our Board, evaluating and overseeing our ESG principles, initiative and risks and reporting and advising our Board on other corporate governance matters. The current members of our Nominating and Corporate Governance Committee are Sue-Jean Lin, Terrie Curran and Howard Welgus, M.D. Ms. Curran serves as the Chair of the committee. With the exception of Dr. Welgus, each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of Nasdaq relating to Nominating and Corporate Governance Committee independence. As a result, in accordance with Nasdaq Rule 5605(e), director nominees are selected, or recommended for the Board’s selection, by the independent directors constituting a majority of the Board’s independent directors in a vote in which only independent directors participate. In carrying out its responsibilities, the Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq rules. A copy of the Nominating and Corporate Governance Committee charter is available to security holders on the Company’s website at https://investors.arcutis.com/corporate-governance/governance-overview.
Our Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in evaluating the suitability of individual candidates (both new candidates and current members), the independent directors of our Board, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including but not limited to the following:
•independence;
•personal and professional integrity;

•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the life sciences and biotechnology fields;
•experience as a board member or executive officer of another publicly held company;

•diversity, including diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•conflicts of interest; and
•practical and mature business judgment.
Currently, our Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Our Board will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not earlier than 120 days prior to the date of the annual meeting and not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.
Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
Our Board met fifteen times during 2021. The Audit Committee met five times. The Compensation Committee met seven times. The Nominating and Corporate Governance Committee met three times. During 2021, each Board member attended at least 75% of the meetings of the Board and of the committees of the Board on which he or she served, in each case, to the extent appointed as a Board member at the relevant time of each meeting. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks.
Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and considers and approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related person transactions where necessary. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Our Environmental, Social and Governance Principles
We believe in operating in an ethical, environmentally conscious, and sustainable manner. From the initial founding of Arcutis, our business and people have strived to uphold principles of diversity, inclusion and sustainability. This is evidenced by the treatments we have developed for unmet needs, the diverse talent of our employees, our strong commitment to our community and the environment and our diverse Board.
More recently, our board of directors has directed the Nominating and Corporate Governance Committee to evaluate and oversee our environmental, social and governance (“ESG”) principles, initiatives and risks. Moreover, we dedicated additional resources to the collection and reporting of our ESG-related activities and impacts, and appointed a Head of ESG.
Our Commitment to Diversity
We believe that the diversity of our employees supports our ability to develop innovative medicines while also making our company stronger. We value our employees and the diversity each employee brings, including, but not limited to, diversity of race, gender, age, sexual orientation, backgrounds, experiences, skills, opinions and personalities.
Gender Diversity
The charts below set forth the gender diversity of our overall workforce, leadership positions and Board, in each case as of December 31, 2021, using the gender binary.
Racial and Ethnic Diversity of Workforce in United States
In the United States, in which more than 99% of our employees reside, 41% of our workforce self-report as non-white. For employees located outside of the United States, we do not request racial diversity data, as tracking these metrics is largely prohibited by law. The chart below sets forth the racial and ethnic diversity of our workforce in the United States as of December 31, 2021.

The categories of the racial and ethnic diversity of our workforce in the United States can be further broken down as shown in the graph below.

Other, 3%
Hispanic/Latino, 10%
Black/African American, 4%
Asian, 24%
White, 59%

Professional Development
We strive to execute our corporate goals while also providing opportunities for our people to grow and develop professionally. We have a professional development program with a mission to support a continuous learning culture to enhance awareness, competence, performance and innovation. Our professional development program focuses on three key objectives:

Grow (Career Development)	Connect (Organization Effectiveness)	Lead (Leadership Training)
•Identify personal career goals and aspirations •Promote discussion opportunities between managers and employees	•Enhance connection across a common platform for improving communication, collaboration and positive working relationships	•Support leadership development and effectiveness for leaders at all levels
Tools used: •Personal inventory of skills and interests supported by conversation guides for managers and employees	Tools used: •Insights® Discovery individual profiles and team workshops	Tools used: •Intent Based Leadership® workshops and resources
Our professional development program was started in 2021. During 2022, all Arcutis employees will continue participating in the Insights® Discovery and Intent Based Leadership® workshops which are designed to foster the Grow, Connect, and Lead model.

In addition to these company-wide professional development activities, Arcutis is also a corporate sponsor of the Healthcare Businesswomen’s Association (HBA). We encourage and sponsor participation in the HBA, #IamRemarkable, and the HCL Technologies’ Women Lead mentoring program.
Arcutis Culture Team and Community Engagement
Since 2020, our Arcutis Culture Team has been engaged to plan, coordinate and communicate ESG and employee engagement opportunities. Our Arcutis Culture Team represents a cross-section of levels and functions to integrate and facilitate the education of our employees and provide opportunities to strengthen our employee community. For example, our Arcutis Culture Team helped coordinate all of our 2021 charitable activities, initiated a new “This is ArcutUS” campaign that highlights employee diversity and recognizes employees who demonstrate our internal values and principles in action.
We believe in supporting the communities where we work and live. In 2021, we sponsored playhouse builds for military families and our people donated over 2,200 hours to numerous organizations throughout the United States. In addition, we coordinated multiple collections for a variety of organizations, including Kiwanis, Casa Pacifica and Manna food drives.
Environmental
We have limited our environmental footprint by operating in a hybrid and virtual work environment. Our policies and work habits encourage environmentally conscious activities, such as reduced printing, automatic lights and automatic water taps, recycling and the elimination of single-use items in our break room.

With respect to our carbon footprint, our emissions are limited to direct employee activities, such as business travel. Our outsourced manufacturing and production further limits our direct emissions. All of our key suppliers have environmental programs in place.
Compensation Committee Interlocks and Insider Participation
During 2021, our Compensation Committee consisted of Dr. Chaudhuri, Mr. Heron and Mr. Leonard. None of the members of our Compensation Committee has been one of our officers or employees during the past three years. With the exception of Mr. Watanabe who serves as our President, Chief Executive Officer and a director, none of our executive officers currently serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or Compensation Committee.
Pledging and Hedging Policies
We maintain an Insider Trading Compliance Policy that prohibits our employees, officers and directors from engaging in hedging or similar monetization transactions, including put options, call options, short sales and exchange fund transactions. Our policy also prohibits employees, officers and directors from using or pledging securities as collateral in margin accounts or for loans unless approved by our designated compliance officer under the policy.
Stockholder Communications with the Board of Directors
Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361. The Corporate Secretary will forward the communication to the Board members.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We describe below transactions and series of similar transactions, since January 1, 2021, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Director and Executive Officer Compensation
See “Executive Compensation” and “Director Compensation” for information regarding compensation of directors and executive officers.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation−Compensation Discussion and Analysis-Employment and Severance Agreements.”

Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. We have obtained an insurance policy that insures our directors and officers against certain liabilities, including liabilities arising under applicable securities laws.
Investor Rights Agreement
We entered into an amended and restated investors’ rights agreement with the purchasers of shares of our convertible preferred stock, including entities with which certain of our directors are affiliated, which were outstanding prior to our initial public offering in January 2020 and which converted into shares of common stock in connection therewith. As of December 31, 2021, the holders of approximately 10.6 million shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act.
Other Transactions
Hawkeye Collaboration Agreement
In June 2019, we entered into a collaboration agreement, or Hawkeye Agreement, with Hawkeye Therapeutics, Inc., or Hawkeye, a related party with common ownership, for the development of one or more new applications of roflumilast. The Hawkeye Agreement grants Hawkeye an exclusive license to certain intellectual property developed under the agreement as it relates to the applications.
In consideration for their services to be performed under the Hawkeye Agreement, each of Arcutis Biotherapeutics, Inc., David W. Osborne, our Chief Technical Officer, and Bhaskar Chaudhuri, a member of our board of directors, purchased 995,000, 250,000 and 500,000 shares of common stock in Hawkeye, respectively, pursuant to a stock purchase agreement. Additionally, one of our stockholders, Frazier Life Sciences VIII, L.P., is a stockholder in Hawkeye, and Bhaskar Chaudhuri and Patrick Heron, each a member of our board of directors, are affiliated with Frazier Life Sciences VIII, L.P.

Participation in Follow-on Offerings
Certain of our stockholders, including entities affiliated with holders of 5% or more of our capital stock, purchased an aggregate of 600,000 shares of our common stock in our follow-on offering of common stock in October 2020 at the same price and on the same terms as the other purchasers in the follow-on offering and not pursuant to any pre-existing contractual rights or obligations.
Concurrently with the follow-on offering in October 2020, certain affiliates of OrbiMed Advisors LLC, or OrbiMed, purchased 1,400,000 shares of our common stock at the same price as the purchasers in the follow-on offering in a concurrent private placement. In connection with this concurrent private placement, we entered into a registration rights agreement, or the Registration Rights Agreement, with OrbiMed, pursuant to which we agreed to prepare and file a registration statement with the Securities and Exchange Commission within 123 calendar days after the closing of concurrent private placement for purposes of registering for resale the shares sold in the concurrent private placement and any securities directly or indirectly issued with respect to such shares by way of stock dividend, stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. We agreed to use reasonable best efforts to cause this registration statement to be declared effective as soon as practicable after the filing of such registration statement and within 175 days of the closing of the concurrent private placement. We also agreed, among other things, to indemnify the purchasers, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the selling holder(s), other than one legal counsel selected by OrbiMed holding a majority of the shares to be registered on their behalf, and any underwriting discounts and selling commissions) incident to our obligations under the Registration Rights Agreement.
Certain of our stockholders, including entities affiliated with holders of 5% or more of our capital stock, purchased an aggregate of 1,575,000 shares of our common stock in our follow-on offering of common stock in February 2021 at the same price and on the same terms as the other purchasers in the offering and not pursuant to any pre-existing contractual rights or obligations.
Policies and Procedures for Related Party Transactions
Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act of 1933, as amended, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers (collectively, the “named executive officers” or “NEOs”) below during fiscal 2021, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for fiscal 2021 and the material factors considered in making those decisions. Our named executive officers for the year ended 2021, which consist of our principal executive officer, our current and prior principal financial officer, and our three other most highly compensated executive officers for fiscal year 2021 are:

Name	Position
Todd Franklin Watanabe	President and Chief Executive Officer
Matthew Moore	Senior Vice President, Chief Business Officer
Scott Burrows	Senior Vice President, Chief Financial Officer
Patrick Burnett, M.D., Ph.D.	Senior Vice President, Chief Medical Officer
David W. Osborne, Ph.D.	Senior Vice President, Chief Technical Officer
John Smither	Former Senior Vice President, Chief Financial Officer
Mr. Moore commenced services as our Senior Vice President, Chief Business Officer in January 2021. Mr. Burrows has served as our Chief Financial Officer since April 1, 2021, and prior to such time as our Vice President of Finance. Mr. Smither served as our Chief Financial Officer until he retired on March 31, 2021 and was replaced by Mr. Burrows.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following this proxy statement may differ materially from currently planned programs as summarized in this discussion.
Executive Summary
We are a late-stage biopharmaceutical company focused on developing and commercializing treatments for dermatological diseases with high unmet medical needs. Our current portfolio is comprised of highly differentiated topical treatments with significant potential to treat immune-mediated dermatological diseases and conditions. We believe we have built the industry's leading platform for dermatologic product development. Our strategy is to focus on validated biological targets, and to use our drug development platform and deep dermatology expertise to develop differentiated products that have the potential to address the major shortcomings of existing therapies in our targeted indications. We believe this strategy uniquely positions us to rapidly advance our goal of bridging the treatment innovation gap in dermatology, while maximizing our probability of technical success.

During 2021, we made significant progress in the development of our product candidates and the achievement of our business goals, including the following:

•Delivered strong Phase 3 plaque psoriasis data;
•Initiated three additional Phase 3 programs studying roflumilast in other indications;
•Received U.S. Food and Drug Administration acceptance of the New Drug Application for roflumilast cream for the treatment of plaque psoriasis in adults and adolescents;
•Grew our organization by 174% to over 140 employees to support our continued growth and to prepare for a commercial launch in 2022;
•Following our Phase 3 psoriasis readout for ARQ-151, raised over $220 million in a public stock offering; and
•Secured $225 million in non-dilutive debt financing, further strengthening our balance sheet and positioning us for both our first commercial launch and to continue advancing our pipeline.
2021 Executive Compensation Program Highlights
Cash Compensation
Historically, our compensation program has consisted of relatively modest cash compensation and has emphasized equity compensation consistent with common practices for other pre-IPO companies. Subsequent to our IPO in 2020, our compensation program continues to emphasize equity compensation, however, in 2021 we began a multi-step process to better align the cash compensation for our named executive officers with competitive market practices of comparable public companies. For 2021, we increased the base salaries of our continuing named executive officers by approximately 8% to 21%. The largest increases were to our CEO (who remained below the median of our peer group) and to our CFO who was promoted to that role in April of 2021 and remains below the median of our peer group. We also increased the target bonus opportunity for our CEO from 50% of his base salary to 60% to align with the median of our peer group.
Equity Awards
Our continuing named executive officers received 2021 annual equity awards in a mix of stock options and RSUs, at grant values below or slightly below the median of the 2021 peer group. We also awarded a new hire grant consisting of a mix of time- and performance-based options to our SVP, Chief Business Officer in connection with the commencement of his employment. In addition to the annual award he received prior to his promotion, Mr. Burrows received a promotional award of stock options as well as a performance-award of stock options with vesting tied to the execution of specific financing related milestones.
Performance Results and Payouts
We had a very strong year of execution across all departments and achieved our annual 2021 corporate goals at 125% of target.
Executive Compensation Philosophy and Objectives
Historically, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management who create an inclusive and diverse environment and are deemed critical to our success. The program seeks to align executive compensation with our short-and long-term objectives, financial performance and stockholder priorities. Our compensation objectives are designed to support these goals by:
•Attracting, retaining and motivating superior executive talent;
•Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
•Focusing on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing our commitment to pay-for-performance; and
•Aligning our executives’ interests with those of our stockholders to ensure that their compensation is meaningfully related to increasing shareholder value.
In keeping with our role as a publicly-held company, we maintain a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our Compensation Committee works with management to develop and maintain compensation frameworks that are appropriate and competitive for a public company. Our Compensation Committee works with Pay Governance, the Compensation Committee’s compensation consultant, to formalize our compensation philosophy and implement compensation arrangements that reflect that philosophy.
Our Compensation Committee reviews our executive compensation program to ensure our practices align the interests of our directors and executive officers with our stockholders. Below are features of our compensation program which the Compensation Committee believes demonstrate our commitment to link executive compensation to performance and to incentivize the creation of stockholder value.

What We Do	What We Do Not Do
✓ Emphasize performance-based, at-risk compensation.	☒ Grant uncapped cash incentives or guaranteed equity compensation.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	☒ Guarantee executive officers annual salary increases or bonuses.
✓ Weight the overall pay mix toward long-term incentive compensation for senior executives.	☒ Provide excessive perquisites.
✓ Establish incentive compensation programs based on metrics that are aligned with our corporate strategy and designed to grow stockholder value.	☒ Provide any compensation-related tax gross-ups.
✓ Structure change in control severance payments as “double-trigger”, requiring both a change in control and an involuntary termination for payout.
✓ Maintain an Insider Trading Compliance Policy that prohibits employees, officers and directors from engaging in hedging transactions.
✓ Maintain a Compensation Committee comprised entirely of independent directors.
✓ Engage an independent compensation consultant to advise our Compensation Committee.
✓ Hold an annual say on pay stockholder vote (starting in 2022).
How We Determine Executive Compensation
Role of the Compensation Committee, Board of Directors, and Executive Officers
The Compensation Committee oversees and recommends to the board of directors approval of all compensation arrangements for our executive officers, including our named executive officers. The Compensation Committee meets throughout the year to discuss and review our executive compensation program, and typically makes decisions on base salary, annual bonus, and equity awards for our continuing named executive officers in the first quarter of the year. As further described below, the Compensation Committee considers market data and input from its independent compensation consultant, Pay Governance, and other advisors including in reviewing the competitiveness of individual compensation packages relative to peer company data and factors including the performance and contributions of each named executive officer, our corporate performance and each individual’s responsibilities, experience, and criticality to our business strategy.
For our 2021 compensation program, our Chief Executive Officer provided an assessment of these factors and made recommendations to the Compensation Committee to assist in determining fiscal 2021 compensation levels for the named executive officers other than himself. While the Compensation Committee and board of directors utilized this information, the ultimate decisions regarding fiscal 2021 executive compensation were made by the Compensation Committee and board of directors in their own independent judgment. With respect to our Chief Executive Officer’s performance, the Compensation Committee considers input from the other independent members of the Board.

Our Compensation Committee regularly meets in executive session without management. While various members of management may attend committee meetings, none of our named executive officers was present during the Compensation Committee’s determinations regarding their own compensation.
Role of Compensation Consultant
The Compensation Committee has retained the services of Pay Governance as our independent compensation consultant. Pay Governance assists the Compensation Committee in its review of executive and director compensation practices, including the market competitiveness of compensation, executive compensation design, benchmarking with industry peers, and other technical considerations including those related to tax and accounting.
For fiscal 2021, Pay Governance advised and assisted with the following:
•Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
•Development of a peer group to be used in the evaluation of 2021 executive and director compensation;
•Market analysis of executive officer compensation compared to our peer group;
•Market analysis of long-term incentive compensation of our executive officers compared to our peer group; and
•Market analysis of director compensation compared to our peer group.
The Compensation Committee regularly evaluates the services Pay Governance provides and has final authority to engage and terminate their services. Our Compensation Committee has assessed Pay Governance’s independence consistent with Nasdaq listing standards and has concluded that the engagement of Pay Governance does not raise any conflict of interest.
Competitive Assessment
A key objective of our executive compensation program is to ensure that the overall compensation packages we offer our executive officers remain competitive with the packages offered by companies with which we compete for executive talent. The Compensation Committee consults with Pay Governance to develop a peer group of companies to serve as the basis for comparing our executive compensation program to the market.
2021 Peer Group
With the assistance of Pay Governance, the Compensation Committee annually reviews the composition of the peer group to account for changes in both our business and the businesses of the companies in the peer group. While referencing peer group compensation levels is helpful in determining market-competitive compensation for our named executive officers, the Compensation Committee and board of directors do not directly tie any pay elements to particular benchmarks within the peer group. Rather, peer data is one consideration, along with employee knowledge, skills, experience, individual performance, and scope of responsibilities, among other factors.
In developing the 2021 peer group, the Compensation Committee considered several qualitative and quantitative elements. The targeted criteria set out below were guidelines, and not all companies selected met each of the selection criteria.
•Industry – biotechnology/biopharmaceutical companies, with preference for companies with dermatology-related products under development;
•Market Capitalization – companies within a market cap range of $335 million to $3 billion (~1/3 to 3x our valuation at the time the peer group was developed);

•Stage of Development – later stage, pre-commercial or limited revenue companies with primary product candidates in Phase III clinical trials, with some companies in Phase II clinical trials or with recently approved products, and companies with a significant ongoing research and development spend;
•Maturity – companies completing IPOs within the last five years;
•Location – strike a balance between companies with Southern and Northern California locations (with other U.S. geographies included as needed);
•Headcount – between 50 and 150 employees.
Following this analysis, the Compensation Committee identified the following 17 publicly-traded, U.S.-based biotechnology/biopharmaceutical companies as our peer group to be used in reviewing executive compensation for 2021:

2021 Peer Group
AnaptysBio, Inc.	Atara Biotherapeutics	AVROBIO, Inc.
BridgeBio Pharma, Inc.	Cara Therapeutics, Inc.	Corbus Pharmaceuticals
Kadmon Holdings, Inc.	Karuna Therapeutics	Kodiak Sciences
Krystal Biotech, Inc.	Kura Oncology, Inc.	MannKind
Puma Biotechnology	Revance Therapeutics, Inc.	Rocket Pharmaceuticals, Inc.
Viela Bio, Inc.	Y-maBs Therapeutics, Inc.
Our Compensation Committee expects to periodically review and update this peer group and to utilize Pay Governance for benchmarking and peer group analysis in determining and developing compensation packages for our named executive officers.
Elements of Executive Compensation
Historically, and for fiscal 2021, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels.
Cash-Based Annual Incentive Compensation	Motivate and reward attainment of rigorous annual corporate performance goals identified as strategic drivers of long-term value creation.
Equity-Based Incentive Compensation
Provide long-term incentives in the form of equity-based compensation to drive an ownership mentality, encourage retention, provide strong alignment with shareholders and reinforce the importance long-term shareholder value creation.

Severance and Other Benefits Potentially Payable upon Termination of Employment or Change in Control	Create clarity around termination or change of control events and provide for retention of executives.
Health and Welfare Benefits	Attract and retain key talent by providing a competitive benefits package.

Our Compensation Committee has not established formal policies or guidelines for allocating compensation between annual and long-term incentive compensation, or between cash and non-cash compensation. Instead, through our compensation program, the Compensation Committee seeks to align pay and performance.
As can be seen in the graphs below, a large percentage of executive pay in 2021 was variable and “at-risk” (87% for the Chief Executive Officer, and 80% on average for our other named executive officers), meaning that value to the executive is tied directly to corporate goals and stock price performance. In this sense, we believe we have established a pay-for-performance culture and pay program. The balance between these components may change from year to year based on corporate strategy and objectives, among other considerations.
Our other NEO’s had a larger portion of their pay mix attributable to options in comparison to the CEO due to Mr. Moore’s new hire equity awards granted in 2021 being comprised of only options. The equity awards granted to the other NEO’s who were employed by the Company for the entirety of 2021, including the CEO, were comprised of a mix of RSU’s and options. In addition, Mr. Smither, our CFO prior to his retirement March 31, 2021, was excluded from the pay mix presented above due to the fact that he was not employed for the entirety of 2021 and did not receive a full year of salary or a cash bonus.
Base Salaries
The base salaries of our named executive officers are a modest, but important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for our named executive officers were initially established by the Compensation Committee and/or board of directors at the time each executive was hired.

In reviewing and adjusting base salaries for 2021, the Compensation Committee considered current market data as well as each named executive officer’s total cash compensation (consisting of base salary and target bonus opportunity) and individual performance.
Subsequent to our IPO in 2020, we began a multi-step process to better align the base salaries of our named executive officers with competitive market practices of comparable public companies. In connection with this approach and based on the performance of the company and our named executive officers in 2020, we increased the base salaries of our continuing named executive officers by approximately 8% to 21% during 2021.
The largest increases were to our CEO (who remained below the median of our peer group) and to our current CFO who was promoted to that role in April of 2021.
The following table sets forth the base salaries of our named executive officers for fiscal 2021:

Named Executive Officer	2020 Base Salary	2021 Base Salary	Year-over-Year % Increase
Todd Franklin Watanabe (1)	$450,000	$540,000	20.0%
Patrick Burnett, M.D., Ph.D.(1)	$410,000	$443,000	8.1%
David W. Osborne, Ph.D.(1)	$350,000	$380,000	8.6%
Matthew Moore (2)	—	$365,000	—%
Scott Burrows (3)	$285,000	$345,000	21.1%
John Smither (4)	$400,000	$400,000	—%
(1)Salary increases for Mr. Watanabe, Mr. Burnett, and Mr. Osborne went into effect on March 1, 2021.
(2)Mr. Moore joined the Company in January 2021.
(3)Mr. Burrows was promoted to Senior Vice President, Chief Financial Officer on April 1, 2021, and prior to such time served as our Vice President, Finance.
(4)Mr. Smither retired on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer.

Cash-Based Incentive Compensation
The Company maintains a cash annual incentive compensation program, whereby our named executive officers are eligible to receive cash incentive bonuses payable upon the achievement of specified annual corporate performance goals.
Annual Corporate Performance Goals
The Compensation Committee works with the executive team to develop goals with respect to the Company’s annual incentive compensation program and ultimately recommends a list of goals to the board for approval. The board reviews the strategic, operational and financial components of the goals and approves the goals as well as a weighting for each goal based on its relative importance. Our Chief Executive Officer and executive team provide updates to the board through the course of the year on performance towards these goals. At the end of the year, our Chief Executive Officer presents the Compensation Committee with a proposed score based on the Company’s performance against the goals. After discussion and review, the Compensation Committee recommends to the board for approval the overall corporate achievement score compared to the annual performance goals. This score is then used to establish the annual bonus payments for each named executive officer.
Annual Bonus Process
The Compensation Committee considers input from the Chief Executive Officer when reviewing the annual performance and compensation reviews for our executive officers, and considers input from the non-employee members of our board relative to the performance and compensation of our Chief Executive Officer. The Compensation Committee reviews base salary, annual bonus and equity-based compensation annually as part of this review. The review is typically conducted over a series of meetings beginning at the end of the year and as part of the Company’s broader annual performance review process. The annual corporate score which is determined as described above in “Annual Corporate Performance Goals” is used to determine the size of the Company-wide bonus pool. Our Chief Executive Officer and named executive officers receive a bonus based entirely on corporate performance since they have ultimate operational responsibility for corporate performance. The Compensation Committee retains flexibility to increase or decrease any and all compensation components to reflect performance.
2021 Bonus Targets
We consider annual cash incentive bonuses to be an important component of our total compensation program that provide incentives necessary to retain executive officers. Each named executive officer is eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary. Bonus targets are reviewed annually by the Compensation Committee, taking into consideration competitive market data, and adjusted if deemed appropriate by the Compensation Committee. In fiscal 2021, our named executive officers participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	2021 Bonus Target
Todd Franklin Watanabe	60%
Patrick Burnett, M.D., Ph.D.	40%
David W. Osborne, Ph.D.	40%
Matthew Moore	40%
Scott Burrows	40%
John Smither (1)	—

(1)Mr. Smither was not eligible for a cash incentive bonus in 2021 due to his retirement on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer.

2021 Corporate Goal Development and Weighting
We provide our executive officers the opportunity to receive annual cash incentives that are intended to encourage the achievement of corporate performance objectives, in particular corporate targets relating to advancing the clinical pipeline, building our infrastructure, managing cash in a manner consistent with our strategy and growing and sustaining the Company. In January 2021, the Compensation Committee set the performance objectives for fiscal 2021, which mainly fell into five categories: (i) research and clinical development, (ii) commercial development, (iii) operational development, (iv) finance for the company as a whole and (v) legal matters. In addition to the Core Corporate Goals, the Compensation Committee identified a number of stretch goals within the main bonus categories to incentivize and reward exceptional performance. To achieve the maximum potential bonus funding of 150% requires achieving all of the Core Corporate Goals as well as all of the Stretch Objectives. During 2021, we achieved nearly all of the Core Corporate Goals, resulting in funding of 95% of target. In addition, we achieved several Stretch Objectives which resulted in upside funding of an additional 30% of target for combined overall funding of 125%. The charts below summarize our performance objectives, weightings and attainment under our Corporate Bonus Plan for fiscal 2021.
Core Corporate Goals and Objectives:

Goal Area and Weight	Objectives and Sub-Weighting	Result
Research and Clinical Development (45%)
30%: Achievement of certain Roflumilast Cream late development progress, including Phase 3 data in plaque psoriasis, submission of NDA for plaque psoriasis, and first site activations for Phase 3 in atopic dermatitis and topline data for Phase 3
Partially Achieved: +40%
10%: Achievement of first site activations for Roflumilast Foam in seborrheic dermatitis Phase 3 and scalp psoriasis Phase 3
5%: Successful of ARQ-252 Cream Phase 2 for chronic hand eczema
Commercial (20%)	Develop and complete plaque psoriasis launch plan, including access strategy, patient support and critical business processes and capabilities	Achieved: +20%
Operations (20%)	Provide continuous clinical supply per 2021 program plans, complete relevant portion for NDA submission and achieve pre-approval FDA inspection readiness	Achieved: +20%
Finance (10%)	5%: Manage cash within a range of budget	Achieved: +10%
5%: Raise at least $150M across financing alternatives
Legal (5%)	Implementation of update to compliance and privacy programs	Achieved: +5%
Total Core Goals Score:		95%

Stretch Goals and Objectives:

Goal Area and Weight	Objectives and Sub-Weighting	Result
Research and Clinical Development (15%)	Submit NDA for plaque psoriasis within specified timeframe and initiation of Phase 3 chronic hand eczema	Not achieved
Operations (15%)	New product candidate formulated and ready for IND-enabling toxicology study (10%), and technology transfer and other activities in support of ARQ-252 Phase 3 (5%)	Partially Achieved: +10%
Finance (20%)	Raise $300M across financing alternatives	Achieved: +20%
Total Stretch Goals Score:		30%
Evaluation of Performance Against 2021 Corporate Goals
In January 2022, the board evaluated the Company’s performance against the above goals and determined that the Company had achieved corporate goals for fiscal 2021 at 125% of target levels.
In consideration of the foregoing, in March 2022, pursuant to the terms and conditions of the applicable annual bonus guidelines, the Board approved annual cash bonus payments for each named executive officer as reflected in the table below.

Named Executive Officer	2021 Bonus Target	Corporate Goal Score Modifier	2021 Actual Bonus Paid as % of Salary	2021 Actual Bonus Paid (1)
Todd Franklin Watanabe	60%	125%	75%	$393,750
Patrick Burnett, M.D., Ph.D.	40%	125%	50%	$218,750
David W. Osborne, Ph.D.	40%	125%	50%	$187,500
Matthew Moore	40%	125%	50%	$178,352
Scott Burrows	40%	125%	50%	$165,375
John Smither (2)	—	—	—	—
(1) 2021 bonuses were paid in March 2022 and were calculated by multiplying each NEO’s actual base salary earned in 2021 by their 2021 bonus target, and multiplying the resulting value by the corporate goal score modifier.
(2)Mr. Smither was not eligible for a cash incentive bonus in 2021 due to his retirement on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer.
2022 Annual Incentive Compensation Program
In March 2022, the Board also approved an annual incentive compensation program for 2022 for our NEOs on substantially similar terms and conditions as our 2021 annual incentive compensation program described above.
Equity-Based Incentive Compensation
We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. In evaluating the mix of equity awards for 2021, the Compensation Committee considered market trends as well as practices of our peer group companies, and determined that a mix of stock options, restricted stock units and where appropriate, performance-based options, would be the most appropriate incentive structure for our named executive officers to reward performance over time and achieve our retention objectives. We do not currently have any formal policy for determining the number of equity-based awards to grant to named executive officers.

Stock Options
The Compensation Committee and Board grant stock options to emphasize retention and align the named executive officers’ interests with those of stockholders. These awards provide a necessary balance between performance-based and time-vesting awards. Stock option awards will generally be fully vested four years after the option grant date, subject to continuous service.
Restricted Stock Units
Restricted stock unit (RSUs) are an important retention vehicle for named executive officers, as well as a variable and at-risk component of executive compensation. Market trends reflect their favored use among our peer group and other companies in the biotechnology sector. RSU awards will generally be fully vested four years after the RSU grant date, subject to continuous service.
Performance-Based Equity
In certain cases, the Compensation Committee and/or the Board grant performance-based stock options or performance-based restricted stock units (PSUs) that begin vesting upon the completion of specific performance criteria and generally vest over the following four years, subject to continuous service. Performance-based grants align the named executive officers’ interests with those of stockholders.

Equity Grants
The following table sets forth the equity awards granted to our named executive officers in the 2021 fiscal year.

Named Executive Officer	Grant Date	Type of Grant	Stock Options (#)	RSUs (#)	Performance Options (#)
Todd Franklin Watanabe	March 3, 2021	Annual	99,200	32,700
Matthew Moore (1)	January 19, 2021	New-Hire	160,000		25,000
Scott Burrows (2)	March 3, 2021 April 1, 2021 August 24, 2021	Annual Promotion Performance	8,500 23,000	2,800	55,704
Patrick Burnett, M.D., Ph.D.	March 3, 2021	Annual	28,800	9,500
David W. Osborne, Ph.D.	March 3, 2021	Annual	28,800	9,500
John Smither (3)	March 3, 2021	Annual	28,800	9,500
(1)Mr. Moore joined the Company in January 2021 and was awarded new-hire stock options and performance-based stock options. The performance-based options will begin vesting upon the completion of certain business development licensing deals.
(2)Mr. Burrows was promoted to Senior Vice President, Chief Financial Officer on April 1, 2021. The performance-based options began vesting upon the completion of certain financing-related milestones on December 30, 2021.
(3)Mr. Smither’s equity awards, including those granted in 2021, were modified upon his retirement on March 31, 2021 under his transition and release agreement he entered into with us. His transition agreement provides that he will provide consulting services for two years through March 31, 2023, and in exchange his unvested equity awards will continue to vest over such period (and were amended to vest in substantially equal installments over such two-year period). In addition, effective as of March 31, 2021, we accelerated the vesting in full of two of Mr. Smither’s stock options granted in February 2020 and February 2019 (for 32,602 shares in the aggregate). Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier).
Health, Welfare and Retirement Benefits
Our employee benefit programs are designed to provide a competitive level of benefits to all of our full-time employees, including our named executive officers. All full-time employees are eligible to participate in our health and welfare plans, including:
•Medical, dental, and vision benefits;
•Medical and dependent care flexible spending accounts;
•401(k) retirement savings plan, pursuant to which we make matching safe-harbor contributions under our 401(k) plan at 100% of the first 3% of each participant’s contributions, plus 50% of each participant’s next 2% of contributions, for a maximum aggregate matching contribution of 4%;
•Long-term disability insurance; and
•Life insurance.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to all of our full-time employees.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our named executive officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective and for recruitment and retention purposes.
In connection with travel to and from our corporate headquarters, we have reimbursed the following named executive officers for travel and housing expenses as follows:

Named Executive Officer	Aggregate payments in 2021
Todd Franklin Watanabe	$9,846
Matthew Moore	25,011
Patrick Burnett	32,251
David W. Osborne	10,451

No other NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more in 2021.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Employment and Severance Arrangements
We have entered into employment agreements with our named executive officers, which provide for base salaries, target cash incentives, and benefit plan participation, as well as certain additional benefits as described below.
Todd Franklin Watanabe
We entered into a continued employment agreement with Mr. Watanabe, our President and Chief Executive Officer, in January 2020 (the “Watanabe Continued Employment Agreement”). The Watanabe Continued Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to continue participating in our employee benefit plans. In a November 2020 First Amendment to Continued Employment Letter, we amended the agreement to indicate that Mr. Watanabe’s Principal Place of Employment is now in Utah and not California.
Under Mr. Watanabe’s severance and change in control agreement (the “Watanabe Severance and Change in Control Agreement”) that went into effect on the date of our initial public offering, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Watanabe will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for twelve (12) months following termination; and
•Subject to Mr. Watanabe’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Watanabe with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.

In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Watanabe will be entitled to receive the following benefits:
•Severance pay in an amount equal to eighteen (18) months of his base salary rate in effect immediately prior to the qualifying termination plus 1.5 times his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an eighteen-month period;
•Subject to Mr. Watanabe’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) eighteen (18) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Watanabe with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on March 13, 2019.
The amounts set forth above are subject to Mr. Watanabe’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
Patrick Burnett, M.D., Ph.D.
We entered into an executive employment agreement with Dr. Burnett, our Senior Vice President and Chief Medical Officer, in July 2020 (the “Burnett Employment Agreement”) in connection with him joining us in August 2020. The Burnett Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Burnett Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, up to a maximum of $5,000 per month.
Under Dr. Burnett’s severance and change in control agreement (the “Burnett Severance and Change in Control Agreement”) that went into effect in July 2020, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Dr. Burnett will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Dr. Burnett’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Burnett with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.

In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Dr. Burnett will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Dr. Burnett’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Burnett with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on August 3, 2020.
The amounts set forth above are subject to Dr. Burnett’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
David W. Osborne, Ph.D.
We entered into an executive employment agreement with Dr. Osborne, our Senior Vice President and Chief Technical Officer, in April 2017 (the “Osborne Employment Agreement”). The Osborne Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans.
Under Dr. Osborne’s severance and change in control agreement (the “Osborne Severance and Change in Control Agreement”) that went into effect on the date of our initial public offering, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Dr. Osborne will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Dr. Osborne’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Osborne with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.

In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Dr. Osborne will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Dr. Osborne’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Dr. Osborne with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on March 13, 2019.
The amounts set forth above are subject to Dr. Osborne’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
Matthew Moore
We entered into an executive employment agreement with Mr. Moore, our Senior Vice President and Chief Business Officer, in January 2021 (the “Moore Employment Agreement”) in connection with him joining us in January 2021. The Moore Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans. In addition, the Moore Employment Agreement provides for reimbursement by us for travel expenses incurred for travel to and from, and housing, at our corporate headquarters, up to a maximum of $5,000 per month.
Under Mr. Moore’s severance and change in control agreement (the “Moore Severance and Change in Control Agreement”) that went into effect in January 2021, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason.
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Moore will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the qualifying termination for nine (9) months following termination; and
•Subject to Mr. Moore’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Moore with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings.

In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Moore will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Mr. Moore’s timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Moore with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on January 19, 2021.
The amounts set forth above are subject to Mr. Moore’s timely delivery to us of a general release of claims that becomes effective and irrevocable.
Scott Burrows
We entered into an employment agreement with Mr. Burrows, our Senior Vice President and Chief Financial Officer, in April 2019 (the “Burrows Employment Agreement”). The Burrows Employment Agreement outlined his initial base salary and target bonus opportunity, as well as the opportunity to participate in our employee benefit plans.
Under Mr. Burrows’ severance and change in control agreement (the “Burrows Severance and Change in Control Agreement”) that went into effect in April 2021 in conjunction with his promotion to Senior Vice President and Chief Financial Officer, he is entitled to certain benefits in the event of a termination of employment with cause, or resignation for good reason (both during and outside a change in control).
In the event of a qualifying termination outside of a change in control period, including resignation for good reason, Mr. Burrows will be entitled to receive the following benefits:
•Severance pay in the form of continuation of his base salary rate in effect immediately prior to the Qualifying Termination for nine (9) months following termination;
•Subject to Mr. Burrows’ timely election for continued coverage under COBRA, the Company shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) nine (9) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. The Company may elect that, in lieu of paying or reimbursing the premiums, the Company shall instead provide Mr. Burrows with a monthly cash payment equal to the amount the Company would have otherwise paid for his monthly premium, less applicable tax withholdings.

In the event of a qualifying termination (i) within eighteen (18) months following a change in control or (ii) within three (3) months preceding a change in control, Mr. Burrows will be entitled to receive the following benefits:
•Severance pay in an amount equal to twelve (12) months of his base salary rate in effect immediately prior to the qualifying termination plus his annual bonus amount for the then-current fiscal year based on 100% of target performance, paid out in substantially equal installments over an twelve-month period;
•Subject to Mr. Burrows’ timely election for continued coverage under COBRA, we shall pay, or reimburse, his monthly premium for him and his covered dependents under COBRA until the earliest of (a) twelve (12) months, (b) the date when he receives similar coverage with a new employer, or (c) the expiration of his continuation coverage under COBRA. We may elect that, in lieu of paying or reimbursing the premiums, we shall instead provide Mr. Burrows with a monthly cash payment equal to the amount we would have otherwise paid for his monthly premium, less applicable tax withholdings; and
•Full acceleration and immediate exercisability, if applicable, of all unvested equity awards subject to time-based vesting conditions, as well as the performance-based stock options granted on August 24, 2021.
The amounts set forth above are subject to Mr. Burrows’ timely delivery to us of a general release of claims that becomes effective and irrevocable.
John Smither

Effective as of March 31, 2021, we entered into a transition and release agreement with Mr. Smither in order to memorialize his retirement and provision of transition services. Under the transition agreement, Mr. Smither agreed to provide consulting services, on a non-exclusive basis, to us for two years. During the consulting period, he may become employed by other companies, except for any direct competitor of ours. In addition, in exchange for a general release of claims against us and our affiliates, we agreed to accelerate the vesting in full of two of his stock options granted in February 2020 and February 2019 (for 32,602 shares in the aggregate) and amend the vesting schedule of the unvested shares subject to his equity awards to all vest in substantially equal monthly installment over the two-year consulting period, subject to Mr. Smither’s continued provision of his transition services through the applicable vesting date. Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier).
Potential Payments Upon Termination or Change in Control
The amount of compensation and benefits payable to each named executive officer in various termination and change in control situations has been estimated in the tables below. The value of the option and RSU vesting accelerations was calculated for each of the tables below on the assumption that the change in control and executive’s employment termination occurred on December 31, 2021. The closing price of our common stock on December 31, 2021 was $20.74, which was used as the value of our common stock in the change in control calculations. The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2021 by the difference between the closing price of our common stock as of December 31, 2021 and the exercise price. No value is attributed to unvested options subject to acceleration which have exercise prices above the closing market price of our common stock on December 31, 2021. The value of RSUs was calculated by multiplying the number of unvested RSUs subject to vesting acceleration as of December 31, 2021 by the closing price of our common stock on December 31, 2021. The respective severance and change in control agreement for each named executive officer includes a modified cutback provision, such that if any severance payments or benefits would constitute a “parachute payment” and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the named executive officer of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth below, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.

Named Executive Officer	Termination by Company without Cause or resignation for Good Reason not in Change in Control period ($)	Termination by Company without Cause or resignation for Good Reason during a Change in Control period ($)	Termination by Company on Death or Disability ($)	Termination by Company for Cause or resignation without Good Reason ($)
Todd Franklin Watanabe Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	540,000 -- -- 36,100 --	810,000 486,000 393,750 54,150 4,973,897	-- -- -- -- --	-- -- -- -- --
Patrick Burnett, M.D., Ph.D. Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	332,250 -- -- 23,457 --	443,000 177,200 218,750 31,276 891,820	-- -- -- -- --	-- -- -- -- --
David W. Osborne, Ph.D. Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	285,000 -- -- 17,586 --	380,000 152,000 187,500 23,447 885,722	-- -- -- -- --	-- -- -- -- --
Matthew Moore Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	273,750 -- -- 15,717 --	365,000 146,000 178,352 20,955 --	-- -- -- -- --	-- -- -- -- --
Scott Burrows Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards	258,750 -- -- 25,582 --	345,000 138,000 165,375 34,110 699,099	-- -- -- -- --	-- -- -- -- --
John Smither (4) Base salary continuation (1) Bonus continuation (1) Lump sum bonus payment (2) COBRA premiums (3) Accelerated vesting of equity awards (4)	-- -- -- -- 943,176	-- -- -- -- --	-- -- -- -- --	-- -- -- -- --

(1)Reflects the aggregate amount of cash severance payable to each named executive officer based on a multiple of base salary and target annual incentive compensation as of 2021 pursuant to the terms of the respective named executive officer’s severance and change in control agreement, as described above.
(2)The lump sum bonus payment amounts represent the accrued bonus payments for fiscal year 2021 that would have been unpaid to named executive officers as of December 31, 2021.
(3)Represents the estimated value of the continuation of health benefits that each named executive officer would have been entitled to receive upon a termination of employment as of December 31, 2021, as based on actual 2021 premiums and the terms of the respective named executive’s officer’s severance and change in control agreement, as described above.
(4)Represents the accelerated vesting in full of two of Mr. Smither’s stock options granted in February 2020 and February 2019 (for 32,602 shares in the aggregate) based on the spread between the closing trading price of our shares of common stock on March 31, 2021 (which was $28.93) and the number of shares accelerated. In connection with the transition agreement, we also agreed to amend the vesting schedule of the unvested shares subject to his equity awards to all vest in substantially equal monthly installment over the two-year consulting period, subject to Mr. Smither’s continued provision of his transition services through the applicable vesting date. Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier).
Accounting and Tax Considerations
As a general matter, our Board of Directors review and consider the various tax and accounting implications of compensation programs we utilize.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code (“Section 162(m)”) disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers. These executive officers include our chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer), regardless of whether the executive officer is serving at the end of the public company’s taxable year and regardless of whether the executive officer’s compensation is subject to disclosure for the last completed fiscal year under the applicable SEC rules (a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
While we may take into account deductibility of compensation when making compensation decisions, our Compensation Committee believes that stockholder interests are best served if our Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Therefore, our Compensation Committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and expects in the future to approve additional compensation that is not deductible for federal income tax purposes.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Other Compensation Policies and Practices
We maintain an Insider Trading Compliance Policy that prohibits our employees, officers and directors from engaging in hedging or similar monetization transactions, including put options, call options, short sales and exchange fund transactions. Our policy also prohibits employees, officers and directors from using or pledging securities as collateral in margin accounts or for loans unless approved by our designated compliance officer under the policy.
Compensation Risk Assessment
Consistent with the SEC’s disclosure requirements, we have assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in our business or risk profile.
CEO Pay Ratio Disclosure
Under the Dodd-Frank Act and the related SEC rule (the “Rule”), we are required to provide our stockholders with specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. For 2021, the annual total compensation of our Chief Executive Officer, for purposes of this disclosure, was $4,284,123, and the compensation of our median employee was $342,623, resulting in a pay ratio of approximately 13:1. The annual total compensation amounts for our Chief Executive Officer and our median employee include actual base salary earned in 2021, actual bonus earned in 2021 and paid in March 2022, the grant date fair value of the annual equity awards received in 2021, and other compensation received.
In accordance with SEC rules, we have identified the median employee as of December 31, 2021 by: (i) aggregating for each applicable employee: (a) annual base salary rate for salaried employees (or annualized rate for hourly employees, excluding overtime), (b) the target incentive pay for fiscal year 2021, and (c) the target value of the annual equity awards, excluding new-hire awards, for fiscal year 2021, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees employed by us as of December 31, 2021, excluding the Chief Executive Officer, whether employed on a full-time, part-time or seasonal basis. In making this determination, we annualized the compensation of employees who were employed by the Company for less than the entire fiscal year. This compensation measure was consistently applied to all employees included in the calculation and reasonably reflects the annual compensation of employees. All amounts paid in currencies other than US Dollars were converted to US Dollars based on the applicable average annual exchange rates. Since the originally identified median employee was a new hire during 2021 with anomalous compensation characteristics, we selected as our median employee a continuing employee whose 2021 compensation was substantially similar to that of the original median employee.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Mr. Watanabe’s compensation as Chief Executive Officer for 2021 was as follows:

Chief Executive Officer	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Todd Franklin Watanabe	2021	$525,000	$393,750	$1,060,788	$2,283,138	$21,447	$4,284,123
(1)Amounts reported in this column for 2021 represent cash annual incentive bonuses approved in March 2022 by our Board for fiscal year 2021, following the achievement of certain corporate goals as determined by the Compensation Committee and as detailed in the heading “Compensation Discussion & Analysis – Evaluation of Performance Against 2021 Corporate Goals”.
(2)The amount in this column reflects the grant aggregate fair value of RSUs as of the grant date.
(3)The amount in this column reflects the grant date aggregate fair value of stock options, using the Black-Scholes value as of the grant date.
Advisory Vote on Executive Compensation (“Say-on-Pay” vote)
As described above, this year we will hold our first non-binding stockholder advisory votes on the compensation of our named executive officers as disclosed in this proxy statement, and on the frequency of any future Say-on-Pay votes. See the sections titled “Proposal No. 3 Approval, on a Non-Binding, Advisory Basis, of the Compensation of our Named Executive Officers” and “Proposal No. 4 Approval, on a Non-Binding, Advisory Basis, of the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers” for more information. We value the opinions of our stockholders and will consider the outcome of future Say-on-Pay votes, as well as any feedback received throughout the year, when making compensation decisions for our executive officers.
Compensation Committee Report
This report of the Compensation Committee shall not be deemed to be incorporated by reference into any filing made by Arcutis Biotherapeutics, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the company incorporates such report by specific reference.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and these discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K and the proxy statement of Arcutis Biotherapeutics, Inc.
The preceding report has been furnished by the following members of the Compensation Committee:

Bhaskar Chaudhuri Ph.D., Chair
Patrick Heron
Keith Leonard

2021 Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our NEOs during the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Todd Franklin Watanabe	2021	525,000	1,060,788		2,283,138		393,750	21,447	4,284,123
President and Chief	2020	441,667	800,690		1,215,563		281,563	11,400	2,750,883
Executive Officer	2019	390,000	—		580,546		169,750	—	1,140,296
Matthew Moore (4)	2021	356,704	—		3,234,036	(5)	178,352	25,012	3,794,104
Chief Business Officer
Scott Burrows (6)	2021	330,750	90,832		1,481,820	(7)	165,375	11,600	2,080,377
Chief Financial Officer
Patrick E. Burnett	2021	437,500	308,180		662,847		218,750	43,851	1,671,128
Chief Medical Officer	2020	170,833	867,315	(8)	5,601,100		209,100	696	6,849,036
David W. Osborne	2021	375,000	308,180		662,847		187,500	22,051	1,555,578
Chief Technical Officer
John Smither (9)	2021	100,000	755,233	(10)	5,384,317	(11)	—	10,752	6,250,292
Chief Financial Officer
(1)Amounts reflect the full grant date fair value of stock and option awards computed in accordance with ASC Topic 718. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for the assumptions used in calculating these amounts. These amounts do not correspond to the actual value that may be recognized by the NEOs upon vesting of the applicable awards. For Mr. Smither, his equity awards, including those granted in 2021, were modified upon his retirement in March 2021. His transition agreement provides that he will provide consulting services for two years through March 31, 2023, and in exchange his unvested equity awards will continue to vest over such period (and were amended to vesting in substantially equal installments over such two-year period). In addition, effective as of March 31, 2021, we accelerated the vesting in full of two of Mr. Smither’s stock options granted in February 2020 and February 2019 (for 32,602 shares in the aggregate). Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier). The amounts set forth in the table above for Mr. Smither also includes the incremental fair value change of his equity awards as a result of such modifications.
(2)Amounts represent the annual performance-based cash incentive earned by our NEOs based on the achievement of certain corporate performance objectives and individual performance during 2021. These amounts were paid to the NEOs in March, 2022. Please see the descriptions of the annual performance incentive payments paid to our NEOs under “Cash-Based Incentive Compensation” above.
(3)Amount represents our matching contributions under our 401(k) plan of $11,600 for each NEO (or $10,752 for Mr. Smither) and, for each NEO other than Mr. Smither, reimbursements for travel and housing related to travel to Corporate headquarters ($9,846 for Mr. Watanabe, $25,011 for Mr. Moore, $32,251 for Mr. Burnett and $10,451 for Mr. Osborne).
(4)Mr. Moore commenced services with us in January 2021.
(5)Mr. Moore’s option awards include 25,000 options subject to the achievement of certain business development licensing deals, and the amount reported above includes $0 related to these awards which represents the achievement of the milestones not being probable. However, assuming the highest level of achievement of the performance conditions subject to the option would result in a value of $632,100.
(6)Mr. Burrows commenced services with us in May 2019 and was promoted to Chief Financial Officer on April 1, 2021.
(7)Mr. Burrows option awards include $800,000 related the achievement of certain financing-related milestones, which were completed on December 30, 2021, upon which date these awards began vesting monthly over a four year period.
(8)Mr. Burnett’s stock awards relate to 33,500 performance units that begin vesting upon achievement of certain FDA related milestones. One milestone was achieved on December 30, 2021 and accordingly 16,750 shares began vesting on that date, annually over a four-year period. Upon achievement of the second milestone, the remaining 16,750 units will similarly begin vesting annually over a four year period.

(9)Mr. Smither retired on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer. He was not eligible for an annual performance-based cash incentive in 2021.
(10)Mr. Smither’s stock awards includes $447,053 of incremental fair value as a result of the modification to his equity awards as explained in footnote (1) above.
(11)Mr. Smither’s option awards includes $4,824,693 of incremental fair value as a result of the modification to his equity awards as explained in footnote (1) above.

Grants of Plan-Based Awards Table
The following table provides information about the plan-based awards granted in 2021 to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)		Estimated Future Payouts Under Equity Incentive Plan Awards ($)(2)		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Awards	Grant Date Fair Value of Stock Options and Awards ($) (3)
	Grant Date		Target	Maximum	Target	Maximum
NEO			Cash bonus		Performance Awards		RSU’s	Options
Todd Franklin			315,000	472,500
Watanabe	3/3/2021						32,700			1,060,788
	3/3/2021							99,200	32.44	2,283,138
Matthew Moore			142,682	214,023
	1/19/2021	(4)						80,000	28.72	1,607,472
	1/19/2021	(4)						80,000	28.72	1,626,564
	1/19/2021	(4)			632,100	632,100			28.72	—
Scott Burrows			132,300	198,450
	3/3/2021						2,800			90,832
	3/3/2021							8,500	32.44	195,632
	4/1/2021	(5)						23,000	29.74	486,201
	8/24/2021	(6)			800,000	800,000			20.59	779,986
Patrick E. Burnett			175,000	262,500
	3/3/2021						9,500			308,180
	3/3/2021							28,800	32.44	662,846
David W. Osborne			150,000	225,000
	3/3/2021						9,500			308,180
	3/3/2021							28,800	32.44	662,846
John Smither (7)	3/3/2021						9,500			308,180
	3/3/2021							28,800	32.44	559,624

(1)Amounts represent cash-based annual incentive bonuses for fiscal year 2021, following the achievement of certain corporate goals as determined by the Compensation Committee and as detailed in the heading “Compensation Discussion & Analysis – Evaluation of Performance Against 2021 Corporate Goals”. The “maximum” amounts shown in the table above reflect the largest possible payments related to 2021, to be paid in March 2022. There are no minimum thresholds.
(2)Amounts represent performance-based stock option awards. The number of units granted equals the target number and maximum number of units of the award. There are no minimum thresholds.
(3)Amounts represent the aggregate grant date fair values of the equity awards calculated in accordance with ASC Topic 718. The aggregate grant date fair value for the RSUs was based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our common stock on the date of grant. The aggregate grant date fair value for the Stock Options and Performance Awards was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for the assumptions used in calculating these amounts. The amount reported above for Performance Awards includes the probable outcome of the performance measures being achieved, which was also the highest level of achievement of the performance conditions for Mr. Burrows. However, assuming the highest level of achievement of the performance conditions subject to the performance award for Mr. Moore would result in a value of $632,100 for Mr. Moore.
(4)Mr. Moore joined the Company in January 2021 and was awarded new-hire stock options and performance-based stock options. The performance-based options will begin vesting upon the completion of certain business development licensing deals. The grant-date fair value of the performance-based stock options were based on the maximum value to potentially be attributed to this award.
(5)Mr. Burrows was promoted to Senior Vice President, Chief Financial Officer on April 1, 2021 and was awarded stock options.
(6)Mr. Burrows was awarded performance-based options which began vesting upon the completion of certain financing-related milestones on December 30, 2021, over a four-year period.
(7)Mr. Smither retired on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer. He was not eligible for an annual performance-based cash incentive in 2021. For Mr. Smither, his equity awards, including those granted in 2021, were modified upon his retirement in March 2021. His transition agreement provides that he will provide consulting services for two years through March 31, 2023, and in exchange his unvested equity awards will continue to vest over such period (and were amended to vest in substantially equal installments over such two-year period). In addition, effective as of March 31, 2021, we accelerated the vesting in full of two of Mr. Smither’s stock options granted in February 2020 and February 2019. Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier).

Outstanding Equity Awards at 2021 Fiscal Year End.
The following table lists all outstanding equity awards held by our NEOs as of December 31, 2021.

		Option Awards					Stock Awards
Name	Vesting Commence-ment Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price (#)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Todd	(3)						12,197	252,966
Franklin	(4)						29,729	616,579
Watanabe	(5)	121,635			1.68	03/13/29
	(6)	18,600	80,600		32.44	03/02/31
	(7)	65,000			27.61	02/26/30
	(8)	24,991			6.52	11/20/29
	(9)	217,973			1.68	03/13/29
	(10)						21,750	451,095
	(11)						32,700	678,198
Matthew	(12)	28,333	51,667		28.72	01/18/31
Moore	(13)		80,000		28.72	01/18/31
	(14)				28.72	01/18/31			25,000	632,100
Scott L.	(15)	5,206	4,790		6.52	11/20/29
Burrows	(16)	17,494	24,783		1.68	06/11/29
	(17)	458	542		27.61	02/26/30
	(18)	3,833	19,167		29.74	04/01/31
	(6)	1,594	6,906		32.44	03/02/31
	(19)	—	55,704		20.59	08/23/31
	(10)						3,000	62,220
	(11)						2,800	58,072
Patrick	(6)	5,400	23,400		32.44	03/02/31
Burnett,	(20)	106,667	213,333		25.89	08/02/30
M.D.,	(11)						9,500	197,030
Ph.D.	(21)						16,750	347,395
	(22)								16,750	347,395
David W.	(23)						14,466	300,025
Osborne,	(24)	24,991			1.68	03/13/29
Ph.D.	(25)	24,991			1.68	03/13/29
	(6)	5,400	23,400		32.44	03/02/31
	(7)	12,000			27.61	02/26/30
	(8)	14,994			6.52	11/20/29
	(10)						6,750	139,995
	(11)						9,500	197,030
John	(27)	3,082			32.44	03/31/23
Smither	(27)	9,644	16,074		32.44	03/31/25
(26)	(27)	3,621			27.61	03/31/23
	(27)	3,142	5,237		27.61	03/31/25
	(28)	14,994			6.52	03/31/25
	(27)	43,482			1.68	03/31/25
	(27)	65,453			1.68	03/31/25
	(29)						6,750	139,995
	(29)						9,500	197,030
(1)Each award is subject to the acceleration of vesting provisions in each named executive officers’ severance & change in control agreement.

(2)Based on the closing price of our common stock on December 31, 2021 of $20.74 per share.
(3)The restricted stock was acquired through the early exercise of a stock option at an exercise price of $0.36 per share. The restricted stock vests monthly over a four year period beginning March 1, 2018, subject to the holder’s continuous provision of services to us on each vesting date.
(4)The restricted stock was acquired through the early exercise of a stock option at an exercise price of $1.68 per share. The restricted stock was granted on March 13, 2019 and was subject to a performance objective, which was achieved on December 20, 2019. The restricted stock vests monthly over a four year period beginning December 20, 2019, subject to the holder’s continuous provision of services to us on each vesting date.
(5)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on December 20, 2019. The option vests monthly over a four year period beginning December 20, 2019, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase. In addition to the foregoing vesting arrangements, the option is subject to acceleration upon certain events pursuant to the terms of the named executive officers’ severance & change in control agreement.
(6)The option vests monthly over a four year period beginning March 3, 2021, subject to the optionee’s continuous provision of services to us through each such date.
(7)The option vests monthly over a four year period beginning February 27, 2020, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase.
(8)The option vests monthly over a four year period beginning November 20, 2019, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase.
(9)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on January 30, 2020. The options vest monthly over a four year period beginning January 30, 2020, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase.
(10)The restricted stock vests 1/4 annually over a period of four years beginning February 27, 2020, subject to the holder’s continuous provision of services to us through each such date.
(11)The restricted stock vests 1/4 annually over a period of four years beginning March 3, 2021, subject to the holder’s continuous provision of services to us through each such date.
(12)The option vests 1/4 after one year and monthly over a four year period beginning July 20, 2020, subject to the optionee’s continuous provision of services to us through each such date.
(13)The option vests 1/4 after one year and monthly over a four year period beginning January 11, 2021, subject to the optionee’s continuous provision of services to us through each such date.
(14)The performance stock award was granted on January 19, 2021 and the related options will begin vesting monthly over a four year period beginning upon the achievement of various performance objectives related to business development licensing deals, subject to the optionee’s continuous provision of services to us through each such date.
(15)The option vests monthly over a four year period beginning November 20, 2019, subject to the optionee’s continuous provision of services to us through each such date.
(16)The option vests 1/4 after one year and monthly over a four year period beginning May 22, 2019, subject to the optionee’s continuous provision of services to us through each such date.
(17)The option vests monthly over a four year period beginning February 27, 2020, subject to the optionee’s continuous provision of services to us through each such date.
(18)The option vests monthly over a four year period beginning April 1, 2021, subject to the optionee’s continuous provision of services to us through each such date.
(19)The option was granted on August 24, 2021 and was subject to a financing related performance objective, which was achieved on December 30, 2021. The option vests monthly over a four year period beginning December 30, 2021, subject to the optionee’s continuous provision of services to us through each such date.
(20)The option vests 1/4 after one year and monthly over a four year period beginning August 1, 2020, subject to the optionee’s continuous provision of services to us through each such date.
(21)The performance stock award was granted on August 3, 2020 and was subject to a FDA related milestone performance objective, which was achieved on December 30, 2021. The performance stock award vests 1/4 annually over a period of four years beginning December 30, 2021, subject to the holder’s continuous provision of services to us through each such date.
(22)The performance stock award, subject to an FDA related milestone, was granted on August 3, 2020 and will begin vesting1/4 annually over a four year period beginning upon the achievement of a performance objective, subject to the holder’s continuous provision of services to us through each such date.

(23)The restricted stock was acquired through the early exercise of a stock option at an exercise price of $0.58 per share. The restricted stock vests monthly over a four year period beginning June 11, 2018, subject to the holder’s continuous provision of services to us on each vesting date.
(24)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on October 19, 2019. The option vests monthly over a four year period beginning October 19, 2019, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase.
(25)The option was granted on March 13, 2019 and was subject to a performance objective, which was achieved on November 19, 2019. The option vests monthly over a four year period beginning November 19, 2019, subject to the optionee’s continuous provision of services to us through each such date. The option contains an early-exercise provision and is exercisable as to unvested shares, subject to our right of repurchase.
(26)Mr. Smither retired on March 31, 2021, upon which date he ceased serving as our Chief Financial Officer. Mr. Smither’s equity awards, including those granted in 2021, were modified upon his retirement. His transition agreement provides that he will provide consulting services for two years through March 31, 2023, and in exchange his unvested equity awards will continue to vest over such period (and were amended to vesting in substantially equal installments over such two-year period). In addition, effective as of March 31, 2021, we accelerated the vesting in full of two of Mr. Smither’s stock options granted in February 2020 and February 2019. Finally, provided the consulting period wasn’t terminated because of cause or Mr. Smither becoming employed by a competitor, each stock option that doesn’t qualify as an “incentive stock option” will remain outstanding through the second anniversary of the date the consulting period ends (or the original expiration date of the option, if earlier).
(27)The options were amended to vest in substantially equal installments over a two-year period in accordance with Mr. Smither’s transition agreement described in footnote (26) above.
(28)The option was granted on May 14, 2019 and was subject to a performance objective, which was achieved on January 30, 2020. The options vest in substantially equal installments over a two-year period in accordance with Mr. Smither’s transition agreement described in footnote (26) above.
(29)The restricted stock was amended to vest in substantially equal installments over a two-year period in accordance with Mr. Smither’s transition agreement described in footnote (26) above.

Option Exercises and Stock Vested in Fiscal 2021
The following table summarizes the exercise of options and the vesting of RSUs for each of our NEOs during the year ended December 31, 2021.

	Option Awards		Stock Awards
Named Executive Officer	Number of Securities Acquired on Exercise(1)	Value Realized on Exercise ($)(2)	Number of Securities Acquired on Vesting (3)	Value Realized on Vesting ($)(4)
Todd Franklin Watanabe	33,857	920,083	7,250	247,733
Patrick Burnett, M.D., Ph.D.	—	—	—	—
David W. Osborne, Ph.D.	—	—	2,250	76,883
Matthew Moore	—	—	—	—
Scott Burrows	27,698	748,383	1,000	34,170
John Smither	49,127	1,336,807	2,250	76,883
(1)These amounts represent the exercise of stock options granted in March 2019 and June 2019 for Messrs. Watanabe and Burrows, respectively. For Messrs. Watanabe, Burrows, and Smither, 13,150, 0, and 1,645 shares, respectively, were withheld by the Company to cover the option exercise price and tax withholding.
(2)The value shown is based on the stock options exercised multiplied by the difference between the price at which they were valued on the date of exercise and the stock option exercise price.
(3)For Messrs. Watanabe, Osborne, Burrows and Smither, 2,107, 780, 419 and 773 shares, respectively, were withheld by the Company to cover the tax withholdings.
(4)The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting date of RSUs, multiplied by the number of units vested/paid.
Pension Benefits
We do not have a defined benefit plan. Our named executive officers did not participate in, or otherwise receive, any special benefits under, any pension or defined benefit retirement plan sponsored by us during 2021.
Nonqualified Deferred Compensation
During 2021, our named executive officers did not contribute to, or earn any amount with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

Equity Compensation Plan Information
The following table provides certain information as of December 31, 2021, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a) (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (6)
Equity Compensation Plans Approved by Stockholders (3) (4) (5)	6,093,153	$19.06	2,068,004
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	6,093,153	$19.06	2,068,004
(1)Amounts include 5,757,957 options outstanding and 335,196 RSU’s outstanding under the Arcutis Biotherapeutics, Inc. 2020 Equity Incentive Plan (2020 Plan) and 2017 Equity Incentive Plan (2017 Plan).
(2)The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options and does not reflect shares that will be issued upon the vesting of outstanding RSUs, which have no price.
(3)Includes the 2017 Plan, the 2020 Plan and the 2020 Employee Stock Purchase Plan (the “2020 ESPP”).
(4)The 2020 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2020 Plan shall be increased on the first day of each year beginning in 2021 and ending in 2030, equal to the lesser of (i) four percent (4.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year, and (ii) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,000,000 shares of stock may be issued upon the exercise of incentive stock options.
(5)The 2020 ESPP contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2020 ESPP shall be increased on the first day of each year beginning in 2021 and ending in 2030, equal to the lesser of (i) one percent (1.0%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year, and (ii) such number of shares of common stock as determined by our Board; provided, however, no more than 5,265,000 shares of our common stock may be issued thereunder.
(6)Includes 705,075 shares that were available for future issuance under the 2020 ESPP.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Program
We maintain a compensation program that provides cash and equity compensation to our non-employee directors (the “Non-Employee Director Compensation Program”) for their service on the Board and its committees as discussed below. The Non-Employee Director Compensation Program was initially adopted and approved by our Board in connection with our initial public offering effective January 30, 2020, and is intended to be fair and competitive to account for the time and effort required of our directors. We do not provide directors who are also our employees any additional compensation for their service as directors.
The Compensation Committee regularly reviews the Non-Employee Director Compensation Program with assistance from Pay Governance, which prepares a comprehensive assessment of our program. This assessment includes benchmarking of director compensation against the same peer group used for executive compensation purposes and an update on recent trends in director compensation. Following such a review, the Compensation Committee approved changes to the cash and equity compensation in the Non-Employee Director Compensation Program, effective June 2021.
Cash Compensation
Pursuant to the Non-Employee Director Compensation Program, each non-employee director receives an annual retainer of $40,000 (the “Base Retainer”). Prior to the update to the Program effective June 2021, each non-employee director received a Base Retainer of $37,500. Non-employee directors are eligible to receive additional annual retainers as follows:

	Amount prior	Amount after
	to June 2021 (1)	June 2021 (1)
Board Chair	$30,000	$35,000
Audit Committee Chair	15,000	20,000
Compensation Committee Chair	10,000	15,000
Nominating and Corporate Governance Committee Chair	8,000	10,000
Audit Committee Member	7,500	10,000
Compensation Committee Member	5,000	7,500
Nominating and Corporate Governance Committee Member	4,000	5,000
(1)Amounts represent retainers paid to non-employee directors prior to and after the review and subsequent changes made to the cash and equity compensation in the Non-Employee Director Compensation Program, effective June 2021.
The cash compensation set forth above is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.
We have also reimbursed, and will continue to reimburse, our non-employee directors for their travel, lodging, and other reasonable expenses incurred in attending meetings of our Board and committees of our Board.
Equity Compensation
The Non-Employee Director Compensation Program also provides for equity compensation to each non-employee director as compensation for his or her service on the Board. Upon a director’s initial appointment or election to our Board, such director automatically receives an award of stock options to purchase shares of our common stock having a grant date fair value of $500,000 (the “Initial Director Grant”). On an annual basis thereafter, each non-employee director is eligible to receive an award of stock options having a grant date value of $250,000 (the “Annual Director Grant”).

Each award granted under the Non-Employee Director Compensation Program has an exercise price per share equal to the closing trading price of our common stock on the date of grant. Initial Director Grants vest on each of the first three annual anniversaries of the grant date, subject to the award holder’s continued service through each applicable vesting date. Annual Director Grants vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of stockholders, subject to the award holder’s continued service through the applicable vesting date. All equity awards granted to our non-employee directors under the Non-Employee Director Compensation Program will, to the extent they are outstanding and unvested, vest in full immediately prior to the consummation of a change in control.
Director Compensation Table
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (1)	All Other Compensation ($)		Total ($)
Bhaskar Chaudhuri, Ph.D.	60,583		250,000	—		310,583
Terrie Curran	43,454		250,000	—		293,454
Halley Gilbert	47,792		250,000	—		297,792
Patrick J. Heron	78,083	(2)	250,000	—		328,083
Keith R. Leonard	15,529		500,000	—		515,529
Sue-Jean Lin	25,125		500,000	—		525,125
Joseph L. Turner	56,688		250,000	—		306,688
Howard G. Welgus, M.D.	43,454		250,000	9,333	(3)	302,787
Ricky Sun, Ph.D. (4)	31,666		250,000	—		281,666
Jonathan T. Silverstein, J.D. (5)	18,771		—	—		18,771
(1)Amounts reflect the full grant date fair value of stock options granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. See Note 10 of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for the assumptions used in calculating these amounts.
(2)Amount paid to Frazier Healthcare Partners on behalf of Mr. Heron’s service as members of the Board.
(3)Amount represents consulting fees paid for services other than as a member of our Board.
(4)Dr. Sun resigned from our Board in September 2021 and his option awards were forfeited.
(5)Mr. Silverstein resigned from our Board in June 2021.
As of December 31, 2021, outstanding options and restricted stock units held by our current non-employee directors were as follows:

	Shares Subject to Outstanding Options	Restricted Stock Units
Bhaskar Chaudhuri, Ph.D.	137,356	—
Terrie Curran	50,891	—
Halley Gilbert	50,891	—
Patrick J. Heron	37,391	—
Keith R. Leonard	32,907	—
Sue-Jean Lin	25,723	—
Joseph L. Turner	50,891	—
Howard G. Welgus, M.D. (1)	141,425	6,750
(1)Dr. Welgus’ restricted stock units were granted for his service as Chief Medical Officer, which continue to vest subject to his continued service as a member of our Board.

INFORMATION ABOUT STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
The following table presents information as to the beneficial ownership of our common stock as of April 4, 2022 for:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each named executive officer as set forth in the summary compensation table above;
•each of our directors; and
•all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 4, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on shares of our 51,417,963 common stock issued and outstanding on April 4, 2022. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Arcutis Biotherapeutics, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner	Common Stock	Number of Shares Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% and Greater Stockholders:
Bain Capital Life Sciences Entities (1)	3,979,292	—	3,979,292	7.7%
Blackrock, Inc. (2)	4,313,864	—	4,313,864	8.4%
FMR LLC (3)	7,544,212	—	7,544,212	14.7%
Frazier Life Sciences VIII, L.P. (4)	8,434,232	—	8,434,232	16.4%
Entities affiliated with OrbiMed (5)	6,073,850	—	6,073,850	11.8%
Entities affiliated with Point72 Asset Management, L.P. (6)	2,657,962	—	2,657,962	5.2%
Named Executive Officers and Directors:
Todd Franklin Watanabe (7)	768,756	469,655	1,238,411	2.4%
Matthew Moore (8)	—	65,540	65,540	*
Scott Burrows (9)	17,856	48,965	66,821	*
Patrick E. Burnett, M.D., Ph.D. (10)	1,364	158,611	159,975	*
David Osborne (11)	234,501	88,182	322,683	*
Howard G. Welgus, M.D. (12)	202,387	125,534	327,921	*
Bhaskar Chaudhuri, Ph.D. (13)	891,372	123,965	1,015,337	2.0%
Terrie Curran (14)	—	12,500	12,500	*
Halley Gilbert (15)	—	37,500	37,500	*
Joseph L. Turner (16)	—	37,500	37,500	*
Patrick J. Heron (17)	8,434,232	24,000	8,458,232	16.4%
Keith Leonard (18)	4,250	—	4,250	*
Sue-Jean Lin (19)	300	—	300	*
All executive officers and directors as a group (16 persons) (20)	10,605,620	1,552,265	12,157,885	23.0%
______________
*Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)As reported on a Schedule 13D/A filed with the SEC on February 8, 2021. Consists of (i) 3,609,796 shares of our common stock held by Bain Capital Life Sciences Fund, L.P., or BC LS, and (ii) 369,496 shares of our common stock held by BCIP Life Sciences Associates, LP, or BCIP LS, and together with BC LS, the Bain Capital Life Sciences Entities. Bain Capital Life Sciences Investors, LLC, whose managers are Jeffrey Schwartz and Adam Koppel, is the ultimate general partner of BC LS and governs the investment strategy and decision-making process with respect to investments held by BCIP LS. As a result, each of Bain Capital Life Sciences Investors, LLC, Mr. Schwartz and Dr. Koppel may be deemed to share voting and dispositive power over the shares held by the Bain Capital Life Sciences Entities. The address of the Bain Capital Life Sciences Entities is c/o Bain Capital Life Sciences, LP, 200 Clarendon Street, Boston, MA 02116.
(2)As reported on a Schedule 13G filed with the SEC on February 3, 2022. Consists of 4,313,864 shares of our common stock reported by BlackRock, Inc. as beneficially owned by the following subsidiaries: BlackRock Advisors, LLC, Blackrock Investment Management (UK) Limited, Blackrock Capital Management, Inc., Blackrock Asset Management Canada Limited, Blackrock (Luxembourg) S.A., Blackrock Fund Advisors, Blackrock Asset Management Ireland Limited, Blackrock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., Blackrock Japan Co., Ltd., Blackrock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The principal business address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)As reported on a Schedule 13G/A filed with the SEC on February 9, 2022. Consists of 7,544,212 shares of common stock held by FMR LLC. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company LLC, or FMR Co. LLC, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Schedule 13G filed on February 8, 2021 by FMR LLC and Abigail P. Johnson reflects the securities beneficially owned, or that may be deemed to be beneficially owned, by FMR LLC, certain of its subsidiaries and affiliates, and other companies, or collectively referred to as the FMR Reporters. Such filing does not reflect securities, if any, beneficially owned by certain other companies whose beneficial ownership of securities is disaggregated from that of the FMR Reporters in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).
(4)As reported on a Schedule 13D/A filed with the SEC on May 10, 2021. Consists of 8,434,232 shares of our common stock held by Frazier Life Sciences VIII, LP, or FLS LP. The general partner of FLS LP is FHM Life Sciences VIII, LP, or FHM LP. The general partner of FHM LP is FHM Life Sciences VIII, LLC. James N. Topper and Patrick J. Heron are the sole managing members of FHM Life Sciences VIII, LLC and share voting and investment power with respect to such shares held by FLS LP. Dr. Topper and Mr. Heron disclaim beneficial ownership of such shares except to the extent of their pecuniary interest in such shares. The principal business address of FLS LP is Two Union Square, 601 Union Street, Suite 3200, Seattle, WA 98101.
(5)As reported on a Schedule 13D/A filed with the SEC on February 9, 2021. Consists of (i) 4,267,564 shares of our common stock held by OrbiMed Private Investments VII, LP, or OPI VII, (ii) 902,286 shares of our common stock held by OrbiMed Partners Master Fund Limited, or OPM, and (iii) 904,000 shares held by Worldwide Healthcare Trust PLC, or WWH. OrbiMed Capital GP VII LLC, or OrbiMed GP VII, is the general partner of OPI VII and OrbiMed Advisors LLC, or OrbiMed Advisors, a registered investment advisor under the Investment Advisors Act of 1940, as amended, is the managing member of OrbiMed GP VII. By virtue of such relationships, OrbiMed GP VII and OrbiMed Advisors may be deemed to have voting and investment power over the securities held by OPI VII and as a result may be deemed to have beneficial ownership over such securities. OrbiMed Capital LLC, or OrbiMed Capital, has the power to direct the vote and disposition of the shares held by OPM and WWH. OrbiMed Capital is a relying adviser of OrbiMed Advisors. OrbiMed Advisors and OrbiMed Capital exercise voting and investment power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the shares held by OPI VII, OPM and WWH. The business address of these entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(6)As reported on a Schedule 13G/A filed with the SEC on February 14, 2022 by (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to shares of common stock held by certain investment funds it manages; (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors”) with respect to shares of common stock held by certain investment funds managed by Point72 Asset Management; (iii) Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) with respect to shares of common stock held by certain investment funds it manages; (iv) Point72 Hong Kong Limited (“Point72 Hong Kong”) with respect to shares of common stock held by certain investment funds it manages; and (v) Steven A. Cohen (“Mr. Cohen”) with respect to shares of common stock beneficially owned by Point72 Asset Management, Point72 Capital Advisors, Cubist Systematic Strategies, and Point72 Hong Kong. According to the Schedule 13G/A, Point72 Asset Management and Point72 Capital Advisors had shared voting power and shared dispositive power with respect to 2,644,177 shares of common stock, Cubist Systematic Strategies had shared voting power and shared dispositive power with respect to 13,785 shares of common stock, and Steven A. Cohen had shared voting power and shared dispositive power with respect to 2,657,962 shares of common stock. The address of the principal business office of (i) Point72 Asset Management, Point72 Capital Advisors, and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; (ii) Cubist Systematic Strategies is 55 Hudson Yards, New York, NY 10001; and (iii) Point72 Hong Kong is 12th Floor, Charter House, 8 Connaught Road Central, Hong Kong.
(7)Consists of (i) 550,742 shares of our common stock held of record by Todd Franklin Watanabe, (ii) 124,956 shares of our common stock held of record by The Watanabe 2016 Irrevocable Trust, (iii) 57,358 shares of our common stock held of record by Watanabe Ventures, LLC, (iv) 17,850 shares of our common stock held of record by The Anderson Prest Watanabe Irrevocable Trust dated 12 December 2006, (v) 17,850 shares of our common stock held of record by The John Franklin Watanabe Trust dated 25 July 2001, and (vi) 469,655 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 210,795 are unvested, but early exercisable.
(8)Consists of 65,540 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022.
(9)Consists of (i) 17,856 shares of our common stock held of record by Scott Burrows and (ii) 48,965 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022.
(10)Consists of (i) 1,364 shares of our common stock held of record by Patrick E. Burnett and (ii) 158,611 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022.
(11)Consists of (i) 234,501 shares of our common stock held of record by David Osborne and (ii) 88,182 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 32,303 shares are unvested, but early exercisable.
(12)Consists of (i) 177,396 shares of our common stock held of record by Howard G. Welgus, (ii) 24,991 shares of our common stock held of record by the Welgus Living Trust, UA 02-15-2011, and (iii) 125,534 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 62,516 are unvested, but early exercisable.

(13)Consists of (i) 841,391 shares of our common stock held of record by Bhaskar Chaudhuri, (ii) 49,981 shares of our common stock held of record by the Chaudhuri Family Trust Dated January 12, 2001, and (iii) 123,965 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 45,818 are unvested, but early exercisable.
(14)Consists of 12,500 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022.
(15)Consists of 37,500 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 25,000 are unvested, but early exercisable.
(16)Consists of 37,500 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022, of which 12,500 are unvested, but early exercisable.
(17)Consists of (i) 8,434,232 shares of our common stock held by Frazier Life Sciences VIII, LP, or FLS LP and (ii) 24,000 shares of our common stock subject to options that are exercisable within 60 days of April 4, 2022. The general partner of FLS LP is FHM Life Sciences VIII, LP, or FHM LP. The general partner of FHM LP is FHM Life Sciences VIII, LLC. James Topper and Patrick J. Heron are the sole managing members of FHM Life Sciences VIII, LLC and share voting and investment power with respect to such shares held by FLS LP. Dr. Topper and Mr. Heron disclaim beneficial ownership of such shares except to the extent of their pecuniary interest in such shares. The principal business address of FLS LP is Two Union Square, 601 Union Street, Suite 3200, Seattle, WA 98101.
(18)Consists of (i) 2,500 shares of our common stock held of record by Keith Leonard and (ii) 1,750 shares of our common stock held of record by the Leonard Family Trust dated August 28, 1996.
(19)Consists of 300 shares of our common stock held of record by Sue Jean Lin.
(20)Includes 1,552,265 shares subject to options held by all executive officers and directors that are exercisable within 60 days of April 4, 2022, of which 544,781 shares are unvested, but early exercisable.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 2021.
PROPOSAL NO. 3 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
As required by Section 14A(a)(1) of the Exchange Act, the below resolution enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal (the “Say-on-Pay Vote”), and commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. The Say-on-Pay Vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.
We encourage our stockholders to review the “Executive Compensation” section of this Proxy Statement for more information.
As an advisory approval, this proposal is not binding upon us or our Board. However, the Compensation Committee, which is responsible for the design and administration of our executive compensation program, values the opinions of our stockholders expressed through your vote on this proposal. The Board and Compensation Committee will consider the outcome of this vote in making future compensation decisions for our named executive officers. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Arcutis Biotherapeutics, Inc. approve, on an advisory basis, the fiscal year 2021 compensation of Arcutis Biotherapeutics, Inc.’s named executive officers as described in the “Executive Compensation” section and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Arcutis Biotherapeutics, Inc.’s Proxy Statement for the 2022 Annual Meeting of Stockholders.”
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE “EXECUTIVE COMPENSATION” SECTION, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE OF THIS PROXY STATEMENT.
PROPOSAL NO. 4 APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
In accordance with Section 14A of the Exchange Act, we are requesting your non-binding advisory vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every ONE YEAR, TWO YEARS or THREE YEARS or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.
We recommend that our stockholders select a frequency of every ONE YEAR. We believe that this frequency is appropriate because it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our proxy statement, leading to a more meaningful and coherent communication between us and our stockholders on the compensation of our named executive officers. An annual advisory vote on executive compensation is consistent with our goal of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.
Board Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “ONE YEAR” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
ADDITIONAL INFORMATION
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Brokers with account holders who are our stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361 or (3) request from Broadridge Financial Solutions, Inc. by calling 1-866-540-7095. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.
Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.
No Incorporation By Reference
In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC, information that should be considered as part of the filing that you are reading. Based on SEC regulations, the reports of the Audit Committee and Compensation Committee included in this proxy statement, are not specifically incorporated by reference into any other filings that we make with the SEC. In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.
We have filed our Annual Report on Form 10-K for the year ended December 31, 2021 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a stockholder of Arcutis Biotherapeutics, Inc., we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 3027 Townsgate Road, Suite 300, Westlake Village, CA 91361.

By Order of the Board of Directors

/s/ Todd Franklin Watanabe
Todd Franklin Watanabe
President, Chief Executive Officer and Director
April 19, 2022

SAMPLE

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AROT2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78650-P72685 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARCUTIS BIOTHERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Withhold
1a. Bhaskar Chaudhuri, Ph.D.	☐	☐
1b. Howard Welgus, M.D.	☐	☐
1c. Sue-Jean Lin	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To approve, on a non-binding advisory basis, the frequency of future advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date